SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

MARCH 31, 1998
(Date of Report (Date of earliest event reported)

GENERAL HOUSEWARES CORP.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE				001-07117		41-0919772
(State or Other			(Commission		(I.R.S. Employer
Jurisdiction of			File Number)	Identification No.)
Incorporation)

1536 BEECH STREET
TERRE HAUTE, INDIANA					47804
(Address of Principal					(Zip Code)
Executive Office)

812-232-1000
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.	ACQUISITION OR DISPOSITION OF BUSINESS

On March 31, 1998, General Housewares Corp. (the Company) completed the sale of its enamelware cookware business (Enamelware Division). In exchange for the sale of certain assets related to the Enamelware Division, including property, plant and equipment and inventories, as well as associated brand names and trademarks. Consideration received by the Company consisted of a cash payment of $4,900,000 and a Promissory Note in the principal amount of $1.3 million. The cash portion of the consideration is subject to adjustment for certain conditions set forth in the Asset Purchase Agreement. The Company anticipates that it will receive approximately an additional $200,000 by April 30, 1998 pursuant to said adjustments. The payments under the Promissory Note will be offset against the payments due from the Company under a seven-year lease entered into by the Company and the Buyer for office and warehouse space. Proceeds in excess of net, tangible assets as a result of the transaction are expected to be approximately $2 million. Non-cash charges in the form of a defined benefit pension plan curtailment and goodwill write-off are expected to be approximately $3.5 million. The anticipated pre-tax loss on sale of $1.5 million will be recorded as a component of selling, general and administrative expense in the first quarter of 1998. This charge will increase the anticipated first quarter loss per common share (basic and diluted) by approximately $0.24.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS
b.	Pro Forma Financial Information

GENERAL HOUSEWARES CORP.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

The following unaudited pro forma balance sheet presents the financial position of General Housewares Corp. and its subsidiaries at December 31, 1997, assuming the sale of certain assets of the Enamelware Division including property, plant and equipment and inventories had occurred on December 31, 1997. The unaudited pro forma balance sheet also assumes liquidation of assets related to the Enamelware Division (accounts receivable, accounts payable and accruals) that were not sold as part of the transaction but will be liquidated in the normal course of business.

Assets
				As Reported		Adjustments		Pro Forma
Total current assets	$42,929		$(4,254)(1)		$38,675
Notes receivable, net	  2,364		  1,300 (2)		  3,664
Property, plant and
  equipment, net		 12,483		 (3,170)(1)		  9,313
Other assets		  6,181		      -		  6,181
Cost in excess of net
  assets acquired		 26,807		 (2,892)(3)		 23,915
				$90,764		$(9,016)		$81,748

Liabilities and Stockholders' Equity
Total current
  liabilities		$10,872		$(1,644)(4)		$10,428
Long-term debt		 29,761		 (7,114)(5)		 22,731
Deferred liabilities	  1,860		    642 (6)		  1,218
Stockholders' equity	 48,271		   (900)(7)		 47,371
				$90,764		$(9,016)		$81,748

Note (1) - Reflects the sale of inventory and property, plant and equipment and the liquidation of accounts receivable.
Note (2) - Reflects the issuance of a note receivable to the purchaser of the Enamelware Division.
Note (3) - Reflects the write-off of goodwill specifically associated with the Enamelware Division.
Note (4) - Reflects the payment of Enamelware Division specific accounts payable and accruals as well as the tax impact of anticipated loss on sale.
Note (5) - Reflects the anticipated debt pay-down resulting from the transaction.
Note (6) - Reflects pension curtailment expense incurred as a result of the transaction.
Note (7) - Reflects the equity impact of the loss on sale.

GENERAL HOUSEWARES CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands)

The following unaudited statement presents the results of operations of General Housewares Corp. and its subsidiaries for the year ended December 31, 1997 assuming the sale of certain assets of the Enamelware Division had occurred on January 1, 1997 at net book value.

			As Reported		Adjustments		Pro Forma
Net sales		$104,523		$(14,145)(1)	$90,378
Cost of sales	  62,081		 (10,465)(1)	 51,616
Gross profit	  42,442		  (3,680)		 38,762
Selling, general
  and administra-
  tive expense	  37,966		  (1,710)(1)	 36,256
Operating income	   4,476		  (1,970)		  2,506
Interest expense,
  net			   2,749		   (739) (2)	  2,010
Income from
  operations before
  income taxes	   1,727		  (1,231)		    496
Income taxes	   1,065		    (759)(3)	    306
Net income		$    662		$   (472)		$   190

Net income per
  common share
  (basic and
  diluted)		$   0.17		$  (0.12)		$ 0.05

Note (1) - Represents reductions in revenue and expense directly related to Enamelware Division.
Note (2) - Represents reduction in annual interest expense due to repayment of long-term debt with proceeds from sale.
Note (3) - Represents decrease in income taxes related due to foregoing adjustments.

c.	Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERAL HOUSEWARES CORP.
(Registrant)

April 13, 1998

By:	/s/Paul A. Saxton
	Paul A. Saxton
	Chairman of the Board, President
	and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit 2 (a)	Asset Purchase Agreement, dated as of March 31, 1998
by and between General Housewares Corp. and Columbian Home Products,
LLP.

Exhibit 2 (b)	Lease Agreement, dated as of March 31, 1998 by and
between General Housewares Corp. and Columbian Home Products, LLP.

Exhibit 2 (c )	Promissory Note, dated as of March 31, 1998 by and
between General Housewares Corp. and Columbian Home Products, LLP.

EXHIBIT 2A

ASSET PURCHASE AGREEMENT
by and between
COLUMBIAN HOME PRODUCTS, LLC
and
GENERAL HOUSEWARES CORP.
March 19, 1998

TABLE OF CONTENTS

ARTICLE 1

PURCHASE AND SALE OF ASSETS						1
1.1	Purchased Assets							1
1.2	Excluded Assets							3
1.3	Assumption of Liabilities					4
1.4	Excluded Liabilities						4

ARTICLE 2

CONSIDERATION FOR THE PURCHASED ASSETS				5
2.1	Purchase Price							5
2.2	Purchase Price Adjustment					5
2.3	Procedures for Final Determination of Gross Margin
and Inventory							6

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER	7
3.1	Organization and Power						7
3.2	Subsidiaries							7
3.3	Authorization; No Breach					7
3.4	Financial Statements						8
3.5	Absence of Certain Developments				8
3.6	Title and Condition of Properties				9
3.7	Inventories								10
3.8	Tax Matters								10
3.9	Contracts and Commitments					11
3.10	Proprietary Rights						13
3.11	Litigation; Proceedings						14
3.12	Brokerage								14
3.13	Governmental Consent, etc.					14
3.14	Employees								14
3.15	Employee Benefit Plans						15
3.16	Insurance								15
3.17	Affiliated Transactions						15
3.18	Compliance with Laws; Permits; Certain Operations	16
3.19	Environmental Matters						16
3.20	Product and Warranty Claims; Warranties			18
3.21	Closing Date							19
3.22	Representations and Warranties				19

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER			19
4.1	Corporate Organization and Power				19
4.2	Authorization							19
4.3	No Violation							20
4.4	Litigation								20
4.5	Brokerage								20
4.6	Closing Date							20

ARTICLE 5

COVENANTS PRIOR TO CLOSING						20
5.1	Affirmative Covenants						20
5.2	Negative Covenants						21
5.3	Supplements to Disclosure Schedule				21

ARTICLE 6

CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE			22
6.1	Conditions to Purchaser's Obligation			22

ARTICLE 7

CONDITIONS TO SELLER'S OBLIGATION TO CLOSE			24

ARTICLE 8

CLOSING TRANSACTIONS							25
8.1	The Closing								25
8.2	Action to Be Taken at the Closing				25
8.3	Closing Documents							25
8.4	Possession								27
8.5	Nonassignable Contracts						27

ARTICLE 9

INDEMNIFICATION								27
9.1	Indemnification by Seller					27
9.2	Indemnification by Purchaser					29
9.3	Method of Asserting Claims					29
9.4	Limitation on Indemnities					30
9.5	Adjustment for Insurance and Taxes				30
9.6	Seller's Agreement to Close Frit Lagoon under RCRA	30
9.7	Seller's Responsibility for Asbestos			31

ARTICLE 10

TERMINATION									31
10.1	Termination								31
10.2	Effect of Termination						32
10.3	Effect of Closing							32

ARTICLE 11

ADDITIONAL AGREEMENTS							32
11.1	Survival								32
11.2	Mutual Assistance							32
11.3	Press Release and Announcements				32
11.4	Expenses								32
11.5	Further Transfers							33
11.6	Transition Assistance						33
11.7	Confidentiality							33
11.8	Non-Compete; Non-Solicitation					33
11.9	Specific Performance						34
11.10	Remittances								34
11.11	Reasonable Efforts To Consummate Closing Transactions	34
11.12	Employees and Agents of Seller				35
11.13	Transition Period License					35
11.14	Access to Records							35

ARTICLE 12

MISCELLANEOUS								35
12.1	Amendment and Waiver						35
12.2	Notices								36
12.3	Assignment								37
12.4	Severability							37
12.5	No Third Party Beneficiaries					37
12.6	No Strict Construction						37
12.7	Captions								37
12.8	Complete Agreement						37
12.9	Counterparts							37
12.10	Governing Law							37
12.11	Remedies Cumulative						37
12.12	Best Knowledge of Seller					38

EXHIBITS

Exhibit A	--	Form of Promissory Note
Exhibit B	--	Allocation of Purchase Price
Exhibit C	--	Opinion of Seller's Counsel
Exhibit D	--	Form of Lease Agreement
Exhibit E	--	Form of GHC Transitional Services Agreement
Exhibit F	--	Form of Acquisition Company Transitional Services Agreement
Exhibit G	--	Opinion of Purchaser's Counsel
Exhibit H	--	Officer's Certificate of Seller
Exhibit I	--	Officer's Certificate of Purchaser

DISCLOSURE SCHEDULES

Schedule 1.1(a)	--	Inventory Schedule
Schedule 1.1(b)	--	Terre Haute Real Estate
Schedule 1.1(c)	--	Equipment Schedule
Schedule 1.1(e)	--	Office Furnishings Schedule
Schedule 1.1(f)	--	Intellectual Property Schedule
Schedule 1.1(j)	--	Excluded Computer Program Schedule
Schedule 1.3(a)	--	Assumed Liabilities Schedule
Schedule 1.3(b)	--	Outstanding Purchase Order Obligations
Schedule 1.4	--	Excluded Liabilities Schedule
Schedule 2.2	--	Calculation of Gross Margin
Schedule 3.1	--	Qualifications Schedule
Schedule 3.3	--	No Conflict Schedule
Schedule 3.5	--	Developments Schedule
Schedule 3.6(a)	--	Permitted Encumbrances Schedule
Schedule 3.6(d)	--	Permitted Liens Schedule
Schedule 3.6(f)	--	Regulatory Compliance Schedule
Schedule 3.8	--	Tax Matters Schedule
Schedule 3.9(a)	--	Contracts Schedule
Schedule 3.9(d)	--	Customer Contracts Schedule
Schedule 3.10	--	Proprietary Rights Schedule
Schedule 3.11	--	Litigation Schedule
Schedule 3.13	--	Consents Schedule
Schedule 3.14	--	Employees Schedule
Schedule 3.15	--	Employee Benefits Schedule
Schedule 3.16	--	Insurance Schedule
Schedule 3.17	--	Affiliated Transactions Schedule
Schedule 3.18(a)	--	Compliance Schedule
Schedule 3.18(b)	--	Permits Schedule
Schedule 3.19	--	Environmental Matters Schedule
Schedule 3.20(a)	--	Claims Schedule
Schedule 3.20(b)	--	Warranties Schedule
Schedule 9.12	--	Continued Employee Benefit Plans Schedule

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made as of March 19, 1998 (this "Agreement")by and between COLUMBIAN HOME PRODUCTS, LLC, an Illinois limited liability company ("Purchaser"), and GENERAL HOUSEWARES CORP., a Delaware corporation ("Seller").

W I T N E S S E T H

WHEREAS, Seller is engaged in the business of manufacturing, distributing and selling Porcelain on Steel Cookware (the "Business"); and

WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of the assets and properties of the Seller related to the Business, both tangible and intangible, as described herein on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1	Purchased Assets. On the terms and subject to the conditions of this
Agreement, on the Closing Date (as defined in Section 8.1), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, owned by Seller as of the Closing Date and primarily related to or primarily used in the Business, including, without limitation, all of the following assets:

(a)	all inventories (including raw materials, work in process, samples, service parts, purchased parts and goods and finished goods) and related supplies which relate primarily to the Business located at the Seller's facilities, in transit to or from the Seller's facilities, held by Seller or customers on consignment or which otherwise relate primarily to the Business (the "Inventory"), including but not limited to, the Inventory listed on
Schedule 1.1(a);

(b)	all interests in real estate (including, without limitation, land, buildings and improvements), whether owned in fee, leased or otherwise, related primarily to the Business, including but not limited to, the real estate commonly known as 1536 Beech Street, Terre Haute, Indiana 47804 and all buildings and other improvements located thereon which is legally described in
Schedule 1.1(b) (collectively, the "Terre Haute Real Estate") and all licenses, permits, approvals and qualifications relating to the Terre Haute Real Estate;

(c) all interests in plant, machinery and equipment, fixtures, fittings, furniture, automobiles, trucks, tractors, trailers and other vehicles, tools, dies, jigs, molds, fixtures, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), which relate primarily to the Business, including, without limitation, such items as set forth on Schedule 1.1(c);

(d) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid seller's rights of recession, replevin, reclamation and rights to stop-age in transit) to the extent of any credit that is given by the Purchaser related to such products and to the extent Purchaser is not indemnified hereunder with respect to any such credit;

(e) all office furnishings, display racks, shelves, decorations and related assets used primarily in the Business, including, without limitation, such items as set forth on Schedule 1.1(e);

(f) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the names Granite Ware, Boutique, FanciPans, Desco Ware, Classic, Normandy, Magnawave Perfection, Spectra, Magnawave, Classic Coordinates, Frontier and Good Cooking and all variations and permutations thereof), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how, trade secrets and confidential information, all of which are or have been primarily used in the Business; all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as are set forth on Schedule 1.1(f), except that if any trademarks, service marks and trade dress include the words "General Housewares", such trademarks, service marks and trade dress will be modified to exclude the words "General Housewares" following the date which the license referred to in
Section 11.13 expires;

(g)	all discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date, all of which are primarily related to the Business;

(h)	all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings;

(i)	the right to receive all mail and other communications addressed to
Seller (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments) related primarily to the Business;

(j)	all lists, records and files, or copies thereof, pertaining to customers, suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence, plats, architectural plans, drawings and specifications, computer programs, to the extent legally transferable, other than those listed on Schedule 1.1(j), and business records of every kind and nature which relate primarily to the Business;

(k)	all creative materials (including, without limitation, photographs, films, art work, color separations and the like), catalogues, electronic data for catalogues, price lists, sell sheets, labels, cartons, advertising and promotional materials and all other printed or written materials; and

(l)	all goodwill as a going concern and all other intangible property.  For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

1.2	Excluded Assets. Notwithstanding the foregoing, the following assets
(the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(a) all accounts receivables;
(b) cash, cash equivalents and marketable securities;
(c) refunds, tax credits and tax attributes of any kind;
(d) the right to receive mail and other communications addressed to Seller relating to businesses of the Seller which are unrelated to the Business;
(e) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Delaware and other states in which Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof; and
(f) all books, records and other business information other than that which is primarily related to the Business.

1.3	Assumption of Liabilities. Subject to the conditions specified in this
Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

(a)	Seller's obligations as of the Closing Date to fill orders for
Inventory as set forth on Schedule 1.3(a);

(b)	Seller's outstanding commitments as of the Closing Date to
purchase fixed assets, raw materials and supplies as set forth on Schedule
1.3(b);

(c)	Seller's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.9(a)) and on the Customer Contract Schedule (Schedule 3.9(d)) for any activity following the Closing Date;

(d)	any liabilities or obligations arising out of or in connection with charge backs or customer adjustments relating to products sold by the Purchaser;

(e)	any liabilities or obligations relating to accrued vacation for employees primarily related to the Business in an amount not to exceed the Accrued Payment (as hereinafter defined); and

(f) any liabilities or obligations arising out of or in connection with charge backs or customer adjustments following a date six (6) months from the Closing Date.

1.4	Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Seller, including, but not limited to the following liabilities and obligations (the "Excluded Liabilities"):

(a)	those liabilities listed on Schedule 1.4;

(b)	any liabilities or obligations arising out of or in connection with charge backs or customer adjustments made during the period beginning upon the Closing Date and ending six (6) months from the Closing Date relating to products sold by the Seller; and

(c) any accrued liabilities or obligations relating to the operations of the Business prior to the Closing Date, including, but not limited to, liabilities related to accrued vacation, accrued bonuses and incentives, accrued commissions, accrued rebates, accrued returns and any coop advertising responsibilities.


ARTICLE 2

CONSIDERATION FOR THE PURCHASED ASSETS

2.1	Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Six Million Two Hundred Thousand and no/100 Dollars ($6,200,000) as adjusted pursuant to Section 2.2 hereof (the "Purchase Price") which shall be payable to Seller on the Closing Date as set forth below:

(a)	by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to Four Million Nine Hundred Thousand and no/100 Dollars ($4,900,000), as adjusted pursuant to
Section 2.2 hereof; and

(b)	by a promissory note in an amount equal to One Million Three
Hundred Thousand and no/100 Dollars ($1,300,000) substantially in the form attached hereto as Exhibit A (the "Promissory Note"), to be issued by Purchaser to Seller which shall be paid by Purchaser in accordance with the terms thereof.

The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit B attached hereto. The parties agree that the allocation set forth in Exhibit B shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.

2.2	Purchase Price Adjustment. As set forth below, the cash portion of the
Purchase Price shall be adjusted by: (i) (a) adding to the Purchase Price the amount by which the Current Inventory (as hereinafter defined) as of the Closing Date is greater than Two Million Dollars ($2,000,000) or (b) subtracting the amount by which the Current Inventory as of the Closing Date is less than Two Million Dollars ($2,000,000), and (ii) (a) adding $2.86 to the Purchase Price for each $1.00 by which the Gross Margin (as hereinafter defined) for 1997 exceeds $3,500,000 or (b) subtracting $2.86 from the Purchase Price for each $1.00 by which the Gross Margin for 1997 is less than $3,500,000; provided, however, as a precondition to the Purchase Price adjustment provided for in this Section 2.2(ii), the difference between the 1997 Gross Margin and $3,500,000 must be equal to or greater than $250,000. An increase in the Purchase Price as a result of the adjustment contemplated in
Section 2.2(ii) shall not exceed $500,000 and a decrease in the Purchase Price as a result of the adjustment contemplated in Section 2.2(ii) shall not exceed $1,000,000. For purposes hereof "Current Inventory" shall mean (i) finished goods Inventory which shall be valued at 1997 standard cost consistently applied as determined in accordance with generally accepted accounting principles and which does not include obsolete or discontinued items nor does such Inventory exceed six (6) months supply based on average sales per month for 1997, plus (ii) work-in-process Inventory which shall be valued at 1997 standard cost consistently applied as determined in accordance with generally accepted accounting principles and which does not include obsolete or discontinued items nor does such Inventory exceed six (6) months supply based on average sales per month for 1997, plus (iii) raw materials Inventory which shall be valued at 1997 standard cost consistently applied as determined in accordance with generally accepted accounting principles. For purposes hereof "Gross Margin" shall mean the difference between net sales and the cost of goods sold (which shall include material costs, direct labor and overhead costs) all as determined in accordance with generally accepted accounting principles for the Business on a stand alone basis consistently applied (excluding the application of LIFO for Inventory accounting purposes) and as further described on Schedule 2.2. The Gross Margin and Current Inventory for purposes of the calculations provided for in this Section 2.2 shall be based upon a Closing Income Statement (as hereinafter defined) and a Current Inventory Report as provided for in Section 2.3 hereof.

2.3	Procedures for Final Determination of Gross Margin and Inventory.

(a)	Within 30 days after the Closing Date, Seller shall prepare and deliver to Purchaser at Seller's sole cost and expense a Preliminary Income Statement for 1997 for the Business (the "Closing Income Statement"), a statement setting forth Purchaser's determination of the Current Inventory for the Business as of the Closing Date (the "Current Inventory Report") and the Gross Margin for fiscal year 1997. The Current Inventory Report shall be based upon a complete physical inventory count (to be taken on the Closing Date by the Seller and with Purchaser's certified public accountant present) and valued at 1997 standard cost.

(b)	Within 30 days after receipt of such items, Purchaser shall
deliver to Seller a detailed written statement describing its objections, if any, to such determination of the Current Inventory and Gross Margin. If Purchaser does not raise any objections within the 30-day period, the Seller's determination of the Current Inventory and Gross Margin shall become final and binding upon all parties. Upon request by Purchaser at any time after receipt of the Closing Income Statement and calculation of Current Inventory and Gross Margin, Seller shall make available to Purchaser and its accountants and other representatives the work papers used in preparing the Closing Income Statement and in determining Seller's calculation of the Current Inventory and Gross Margin and such other documents as Purchaser may reasonably request in connection with its review of the Current Inventory and Gross Margin. If Purchaser does raise any objections, Purchaser and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within 30 days after Purchaser shall have submitted its objections to Seller, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Seller. If Purchaser and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said 30-day period, a "big-six" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Purchaser and Seller (the "Neutral Auditor"). The determination of the Neutral Auditor shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by Seller.

(c)	Any increase to or reduction of the Purchase Price pursuant to this section 2.3 shall be paid by wire transfer in immediately available funds to accounts designated by the recipient or recipients thereof within five (5) business days after the date that the final Gross Inventory and Current Inventory is agreed to by the Seller and Purchaser or as determined by the Neutral Auditor.

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

3.1	Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Seller is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified, except where failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined). Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties relating to the Business and to carry on its businesses as now conducted as it relates to the Business. The copies of the certificate of incorporation and by-laws of Seller which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. For purposes of this Agreement, "Material Adverse Effect" shall mean any material and adverse effect on the financial condition, results of operations, assets, properties or business of the Business.

3.2	Subsidiaries. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

3.3	Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller shall each constitute, a valid and binding obligation of Seller, and, assuming this Agreement has been validly executed by the Purchaser, is enforceable in accordance with its terms. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's certificate of incorporation or by-laws or any indenture, mortgage, loan agreement or other material lease or agreement or instrument to which Seller is bound or affected or any law, statute, rule, regulation, judgement, order or decree to which Seller is subject or by which any of the Purchased Assets is bound.

3.4	Financial Statements. Seller has furnished Purchaser with a copy of its unaudited income statement for the year ended as of December 31, 1997 ("Latest Income Statement"). The Latest Income Statement has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and fairly presents in all material respects the results of operations of Seller as of the times and for the periods referred to therein, and such income statement has been prepared in accordance with generally accepted accounting principles, consistently applied.

3.5	Absence of Certain Developments. Except as set forth in the
"Developments Schedule" attached hereto as Schedule 3.5, since December 31, 1997, Seller has not, with respect to the Business:

(a)	mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

(b)	sold, assigned or transferred, or agreed to do so, any of the
Purchased Assets, except in the ordinary course of business or cancelled without fair consideration any material debts or claims owing to or held by it;

(c)	sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person related to the Business;

(d) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement as it relates to the Business;

(e)	made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $1,000 related to the Business;

(f)	suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice related to the Business;

(g)	entered into, or agreed to enter into, any other material
transaction related to the Business, other than in the ordinary course of business;

(h)	make any change adverse to the Business in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

(i)	suffered any material damage, destruction or casualty loss to the
Purchased Assets, whether or not covered by insurance.

3.6	Title and Condition of Properties.

(a)	The Seller owns no real estate other than the Terre Haute Real
Estate related to the Business. Seller holds fee title to the Terre Haute Real Estate, and such title is subject only to (i) liens and encumbrances disclosed on the "Permitted Encumbrances Schedule" attached hereto as Schedule 3.6(a),
(ii) liens for taxes not yet due and payable (which shall be prorated), (iii) installments of special assessments not yet due and payable (which shall be prorated) (the foregoing are collectively referred to herein as "Permitted Encumbrances"). At the Closing, Seller shall convey to Purchaser by special warranty deed title to the Terre Haute Real Estate, free and clear of all liens, security interests, charges and other encumbrances other than Permitted Encumbrances. Seller shall pay at Closing any amounts that are owed or due through the Closing Date with respect to any taxes, special assessments, rents, utilities and any other amount owed with respect to the Terre Haute Real Estate or any leased premises relating to periods ending on or before the Closing Date.

(b)	The Seller is not a party to any real property leases which are related to the Business.

(c)	The Terre Haute Real Estate constitutes all of the real estate owned, used or occupied by Seller and which is used primarily in the Business, and no other real estate is necessary for the conduct of the Business as currently conducted.

(d)	Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for (i) liens of current taxes not yet due and payable (which shall be pro-rated), (ii) liens disclosed on
Schedule 3.6(d) hereof, and (iii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than liens for current taxes not yet due and payable.

(e)	Seller's buildings, machinery, equipment and other tangible assets related to the Business have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

(f)	Except as disclosed in Schedule 3.6(f) hereto, Seller is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including, without limitation, applicable occupational health and safety laws and regulations except where such violation is not reasonably likely to have a Material Adverse Effect. Within the three (3) years prior to the date of this Agreement, Seller has received no notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by Seller in the Business.

(g)	The Purchased Assets, together with the services and arrangements described on the Contracts Schedule or in the Service Agreement (as hereinafter defined), comprise all assets and services required for the continued conduct of the Business by the Purchaser as now being conducted.
The Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced or disposed of in each case in the ordinary course of business). There are no assets or properties which are primarily used in the operation of the Business and owned by any Person other than the Seller that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used (or are held for use) and there are no facts or conditions affecting the Purchased Assets which are reasonably likely to, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Business as currently used, occupied or operated, or their adequacy for such use.

3.7	Inventories. Seller's inventories reflected on the Current Inventory
Report and as of the Closing Date was and will be valued at 1997 standard cost in accordance with generally accepted accounting principles, and consisted and will consist of items which are of merchantable quality, in good, salable and usable condition and will not be obsolete or damaged. All such inventory was and will be located on the Seller's owned premises.

3.8	Tax Matters.
(a)	Seller has timely filed all federal, foreign, state and local information and tax returns (the "Returns") (all such Returns being accurate and complete in all material respects) required to be filed with respect to Taxes (as defined below) pertaining to the Purchased Assets or the Business. All such Taxes shown to be due on any such Return have been paid. Seller has timely paid or caused to be paid (or will pay or cause to be paid) all Taxes which relate to all Pre-Closing Tax Periods (as defined below), the non-payment of which would result in an encumbrance on any Purchased Asset, would otherwise adversely affect the Business or would result in Purchaser or any equity owner of Purchaser becoming liable or responsible therefor.

(b)	Except as disclosed in Schedule 3.8, Seller has not received from any governmental or regulatory authority any written notice of a proposed adjustment, deficiency or underpayment of Taxes pertaining to the Purchased Assets or the Business, which notice has not been satisfied by payment or been withdrawn.

(c)	Except as disclosed in Schedule 3.8, Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to such Taxes for any period or agreed to an extension of time with respect to any proposed adjustment, deficiency or underpayment of such Taxes.

(d)	Except as disclosed in Schedule 3.8, all monies required to be withheld from employees, independent contractors, shareholders or creditors of Seller for such Taxes has been withheld and paid when due to the appropriate governmental authority.

(e)	Tax Definitions. The following terms, as used herein, have the following meanings:

(i)	"Pre-Closing Tax Period" means (x) any Tax period ending on
or before the Closing Date and (y) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

(ii)	"Tax" means any net income, alternative or add-on minimum
tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding (on amounts paid by or to the relevant Person), payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

3.9	Contracts and Commitments.

(a)	Except as set forth in Section 3.15 or in the "Contracts Schedule"
attached hereto as Schedule 3.9(a), Seller is not a party to any of the following with respect to the Business:

(i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

(ii)	contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

(iii)	agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

(iv)	guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

(v)	agreement or commitment with respect to the lending or
investing of funds to or in other persons or entities;

(vi)	license or royalty agreement related to the Business;

(vii)	lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

(viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(ix)	contract or group of related contracts related to the
Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.9(d) hereof);

(x)	other contract related to the Business with any party
continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

(xi)	contract which prohibits it from freely engaging in business anywhere in the world; or

(xii)	contract relating to the distribution of its products as it
relates to the Business.

(b)	Except as specifically disclosed in the Contracts Schedule, (i) no contract or commitment related to the Business has been breached in any respect that is material to the Business or cancelled by the other party, (ii) since June 30, 1996, no material supplier of the Business has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; and (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any material lease, contract, instrument or other agreement related to the Business to which Seller is a party and which is related to the Business.

(c)	Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule, together with all amendments, waivers or other changes thereto.

(d)	Except as set forth on Schedule 3.9(d) hereto, Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in Seller's business relationship with any customer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that is reasonably likely to result in the loss of any customers related to the Business after the date hereof except as would not result in a Material Adverse Effect. Each contract, agreement or lease with customers of Seller relating to the Business ("Customer Contracts") are in one of the forms attached to the "Customer Contract Schedule" attached hereto as Schedule 3.9(d) (provided, however, each form of purchase order is not attached hereto), except for completion of blanks and have not been modified with respect to the limitations on liability or service charge increase provisions, whether in writing, orally, by course of dealings or otherwise, and Seller is not providing or obligated to provide goods or services to others except pursuant to a written contract in such form in each case. Except as indicated on the Customer Contract Schedule, (A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct other than in the ordinary course of business, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchaser without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies with all applicable laws, rules and regulations, except where failure to comply is not reasonably likely to have a Material Adverse Effect.

3.10	Proprietary Rights. Set forth on the "Proprietary Rights Schedule"
attached hereto as Schedule 3.10 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller which is primarily related to the Business or used by Seller primarily in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business as currently conducted. Seller has taken all necessary action to protect the proprietary rights necessary to conduct the Business as currently conducted. The proprietary rights listed on Schedule 3.10 and included in the Purchased Assets have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices as necessary. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights.

As related to the Business, to the knowledge of Seller, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller's knowledge, Seller's proprietary rights have not been infringed by any third parties.

3.11	Litigation; Proceedings. Except as set forth on Schedule 3.11 hereto, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing. As related to the Business, to the knowledge of Seller, no officer, director, employee or agent of Seller has been or is authorized to make or receive any bribe, kickback or other illegal payment at any time. Within the two (2) years preceding the date hereof, Seller has received no legal opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability which is reasonably likely to be material to the Business as previously or presently conducted.

3.12	Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

3.13	Governmental Consent, etc.

(a)	No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.13.

(b)	The Consents Schedule attached hereto as Schedule 3.13 sets forth all governmental approvals or consents necessary for, or otherwise material to, the conduct of the Business as currently conducted. All such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in material compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

3.14	Employees.  To the best of Seller's knowledge, no key employee, nor group of Seller's employees related to the Business, has specifically indicated to Seller that they have any plans to terminate employment with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the "Employees Schedule" attached hereto as Schedule 3.14, Seller has no existing relationships with any union or employee representative or any labor relations problems, and, to the knowledge of Seller, there have been no union organization efforts with respect to the Business within the last five (5) years.

3.15	Employee Benefit Plans.

(a)	The "Employee Benefits Schedule" attached hereto as Schedule 3.15 contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and any other arrangement, program or plan providing medical, life, disability, severance, deferred compensation, education, dependent care, or other retirement or welfare benefits, maintained by Seller and/or any entity to which Seller is required to be aggregated pursuant to Code Section 414(b)(c)(m) or (o)) in which any employee of the Business, or any beneficiary thereof, participates or to which Seller is or was obligated to contribute (the "benefit plans"). Seller has provided true and correct copies of the benefit plans to Purchaser.

(b)	All benefit plans have been administered in compliance with all applicable requirements of ERISA and the Code, and Seller has not incurred, and as of the Closing Date will not incur, any liability with respect to any benefit plan which creates a lien upon, or can be collected from, the Purchased Assets, nor which may impose, directly or indirectly, any obligation or liability on Purchaser, as a successor employer or otherwise, including without limitation any liabilities with respect to the health care continuation requirements of Code Section 4980B. It is expressly understood and agreed that Purchaser is not assuming any of the benefit plans and that Seller shall retain all liabilities with respect to the benefit plans.

(c)	All rights pursuant to the pension plans of employees primarily related to the Business who will be terminated by Seller as of the Closing Date shall vest as of the Closing Date.

3.16	Insurance.  The "Insurance Schedule" attached hereto as Schedule 3.16 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets and such policies with respect to the Business.

The Seller has made available to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto.

3.17	Affiliated Transactions.   Except as set forth on the "Affiliated
Transaction Schedule" attached hereto as Schedule 3.17, no officer, director, shareholder or Affiliate (as hereinafter defined) of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business with Seller or has any interest in any property used by Seller in the Business. For purposes of this Agreement, "Affiliate" shall mean any Person (as hereinafter defined) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this Agreement, "Person" shall mean and include an individual, a company, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization and a government or other department or agency thereof.

3.18	Compliance with Laws; Permits; Certain Operations.

(a)	Except with respect to Environmental Matters described on Schedule
3.19 hereto, Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets or to which Seller may otherwise be subject, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.18(a). In particular, but without limiting the generality of the foregoing, Seller has not violated, or received a notice or charge asserting any violation of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business except where such violation is not reasonably likely to have a Material Adverse Effect.

(b)	Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.18(b). Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in material violation of any such license, permit, certificate or authorization.

3.19	Environmental Matters.

(a)	As used in this Section 3.19, the following terms shall have the following meanings:

(i)	"Hazardous Materials "means any material or substance: (a)
which is defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws, and amendments thereto and regulations promulgated thereunder; (b) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (c) which is defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder;
(d) containing polychlorinated biphenyls; (e) containing asbestos; (f) which is radioactive; (g) which is biologically hazardous; (h) the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, policy or other Environmental Laws; or (i) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse effect on the environment under Environmental Laws.

(ii)	"Environmental Laws" means any and all federal, state and
local statutes, laws, regulations, ordinances or orders, as presently in effect, relating to public health or safety, worker health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. section 7401 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C.
section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.
section 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. section 9601 et seq. and any similar or implementing state or local law, which governs:
(a) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (b) the emission or discharge of Hazardous Materials or contaminants into the environment;
(c) the control of Hazardous Materials or contaminants; or (d) the use, generation, or transport, treatment, storage, disposal, removal, recycling, handling, or recovery of Hazardous Materials.

(iii)	"Release" shall mean the spilling, leaking, disposing,
discharging, migrating, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b)	Except as disclosed on the "Environmental Matters Schedule"
attached hereto on Schedule 3.19, the Terre Haute Real Estate and all real estate owned, leased or operated by Seller related to the Business and Seller's operation of the Business at or from such real estate and its operation of the Purchased Assets are in compliance with all applicable Environmental Laws.

(c)	Seller has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations required under applicable Environmental Laws to own or operate the Purchased Assets and the Terre Haute Real Estate (collectively, the "Environmental Permits") all of which are disclosed in Schedule 3.19. Except as disclosed on Schedule 3.19, Seller has conducted its Business and operated the Purchased Assets and the Terre Haute Real Estate and all leased premises and any other property owned, operated, or leased by Seller related to the Business at any time, in compliance in all material respects with all terms and conditions of the Environmental Permits and the Environmental Laws. Seller has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the operation of the Business and the operation of the Purchased Assets and the Terre Haute Real Estate.

(d)	Except as set forth in the "Environmental Matters Schedule": (i)
no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about the Terre Haute Real Estate or any part of any real property owned, leased or operated by Seller related to the Business in violation of any Environmental Law, and (ii) no real property owned, leased or operated by Seller or any of the other Purchased Assets contain any urea, formaldehyde, radon, polychlorinated biphenyls (PCBs) or pesticides at levels or amounts, or in a condition, that violate any Environmental Law.

(e)	Except as set forth in the "Environmental Matters Schedule",
Seller has received no notice alleging in any manner that Seller is, or might be potentially, responsible for any Release of Hazardous Materials, or any costs arising under or in violation of Environmental Laws with respect to the Purchased Assets, the Terre Haute Real Estate, or any other property owned, operated or leased by Seller related to the Business, at any time, or the operation of the Business.

(f)	Except as disclosed in Schedule 3.19, neither the Terre Haute Real
Estate nor any other property owned, operated or leased by Seller is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

(g)	No condition exists at the Terre Haute Real Estate nor with
respect to any other property which Seller owns, operates or leases related to the Business, and to the best of Seller's knowledge, any property related to the Business which Seller formerly owned, operated, or leased, or any other property where any wastes generated, owned, treated or transported at any time by Seller or on behalf of Seller may have been stored, treated, released or disposed, which constitutes or which with the passage of time, is reasonably likely to constitute a violation of or give rise to liability under any Environmental law.

(h)	Except as disclosed on the Environmental Matters Schedule to
Seller's knowledge, there are no underground storage tanks, active or abandoned, on or under the Terre Haute Real Estate. Any such underground storage tanks, previously active or abandoned, have been removed together with any associated Hazardous Materials in compliance in all material respects with Environmental Laws.

(i)	Seller has disclosed and delivered to Purchaser all environmental reports and investigations which Seller has obtained or ordered with respect to the Purchased Assets, the Terre Haute Real Estate, the leased premises or the Business and which are in Seller's possession.

(j)	No lien has been attached or filed against Seller with respect to the Purchased Assets or the Terre Haute Real Estate in favor of any governmental or private entity for (i) any liability or imposition of costs under or in violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

3.20	Product and Warranty Claims; Warranties. Except as disclosed in the
"Claims Schedule" attached hereto as Schedule 3.20(a), Seller has no knowledge of and has not received during the past two (2) years any claim or notice with respect to any occurrences arising out of the use or operation of products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller related to the Business, which has resulted in any injury or death to person or damage to property, or any claim or notice that any such products do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products unless such claim has resulted or may result in liability to the Seller which is less than $100.00 per claim. Seller is covered against all damages, liability and expenses for any claims based upon products engineered, designed, manufactured, sold, installed, monitored or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which Seller has established good and sufficient reserves therefor on its books and records. Except as disclosed in the "Warranty Schedule" attached hereto as Schedule 3.20(b) and for warranties under applicable law, there are no warranties, express or implied, written or oral, with respect to the products of the Business.

3.21	Closing Date. All of the representations and warranties of Seller in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.

3.22	Representations and Warranties. Except as specifically set forth in this agreement, Seller makes no representations or warranties to Purchaser as to warranties of merchantability, fitness for a particular purpose or other implied warranties under the Uniform Commercial Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

4.1	Corporate Organization and Power. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Illinois with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

4.2	Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms.

4.3	No Violation. Purchaser is not subject to or obligated under its articles of organization or operating agreement, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

4.4	Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5	Brokerage. There are no brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

4.6	Closing Date. All of the representations and warranties of Purchaser contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to Seller are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.

ARTICLE 5

COVENANTS PRIOR TO CLOSING

5.1	Affirmative Covenants. Prior to the Closing, Seller shall:

(a)	conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice (including placing purchase orders only for reasonable quantities and at reasonable prices and accepting customer orders only for reasonable quantities on reasonable terms);

(b)	keep in full force and effect its corporate existence and all material rights, franchises and intellectual property relating to or pertaining to the Business;

(c)	use all reasonable efforts to retain its employees and sales agents and preserve its present business relationships related to the Business, and continue to compensate such employees and sales agents in accordance with past custom and practice;

(d)	maintain the Terre Haute Real Estate and the Purchased Assets in
accordance with normal industry standards and maintain insurance reasonably comparable to that in effect on the date of this Agreement; in the event of any casualty, loss or damage to the Terre Haute Real Estate or any of the Purchased Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchaser agrees, transfer to Purchaser at Closing the proceeds of any insurance recovery with respect thereto;

(e)	maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the income statement described in Section 3.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by it for the periods covered thereby;

(f)	permit Purchaser and its employees, agents, accounting and legal representatives and potential lenders and their representatives reasonable access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets upon reasonable notice, during normal business hours and without disruption to the Seller's business;

(g)	use all reasonable efforts to obtain all consents and approvals necessary or to consummate the transactions contemplated hereby and to cause the other conditions to Purchaser's obligation to close to be satisfied;

(h)	pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice; and

(i)	promptly inform Purchaser in writing of any variances from the representations and warranties contained in Article 3 hereof.

5.2 Negative Covenants. Prior to the Closing, without the prior written consent of Purchaser, Seller shall not:

(a)	directly or indirectly (including through any agent, broker, finder or other third party), offer to sell or otherwise dispose of, negotiate for the sale or other disposition of, initiate or continue discussions concerning the sale or other disposition of the Purchased Assets (other than inventory in the ordinary course of business); or

(b)	take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a Material Adverse Effect upon the Business or the Purchased Assets.

5.3	Supplements to Disclosure Schedule. From time to time prior to Closing,
Seller will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth in the Disclosure Schedule. Such supplement or amendment shall be deemed to qualify or amend any representation or warranty or cure any breach of any representation or warranty made in this Agreement.

ARTICLE 6
CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

6.1 Conditions to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)	the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(b)	Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)	there shall have been no material adverse change in the
operations, financial condition, operating results, assets or business of the Business, and there shall have been no material casualty loss or damage to the Terre Haute Real Estate or the Purchased Assets, taken as a whole, whether or not covered by insurance;

(d)	all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchaser as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a material default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets is subject, and, other than Permitted Encumbrances, releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions reasonably satisfactory to Purchaser;

(e)	no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the written advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

(f)	Purchaser shall have received from Seller's counsel, Raymond J.
Kulla, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser;

(g)	not less than five (5) business days prior to the Closing Date,
Seller shall have provided Purchaser, at the expense of Seller and Purchaser equally, with the following:

(i)	commitments for title insurance from Commonwealth Land Title
Insurance Company ("Title Commitments") committing to insure Purchaser's title in the Terre Haute Real Estate in an amount equal to the fair value thereof, subject only to Permitted Encumbrances, which Title Commitments shall be for ALTA Form Owners Policies containing the following endorsements: extended coverage, a 3.1 zoning, parking access, contiguity, survey and location no. 1, and shall be converted to title insurance policies on the Closing Date; and

(ii)	surveys of the Terre Haute Real Estate certified to Purchaser by licensed surveyors as having been prepared in conformance with conforming ALTA/ASCM standards, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and access to public streets and roads (the "Surveys"), which Surveys shall disclose the location of the improvements thereon to be within the lot lines, the location of the buildings to be within all building and setback lines, no encroachments of buildings or other improvements on to or from adjoining properties or other survey defects other than Permitted Encumbrances.

If the Title Commitments or Surveys disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances (the "Unpermitted Encumbrances"), Seller shall have caused the same to be removed from the Title Commitments or insured over at Seller's and Purchaser's expense shared equally prior to the Closing (provided, however, that Seller shall have no obligation to cause the removal of any Unpermitted Encumbrances), with respect only to Unpermitted Encumbrances of a definite or ascertainable amount, Seller may grant Purchaser a credit against the Purchase Price payable at the Closing equal to the aggregate amount of such Unpermitted Encumbrances;

(h)	all proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by Purchaser shall be reasonably satisfactory in form and substance to Purchaser and its counsel;

(i)	Purchaser and Seller shall have entered into that certain Lease
Agreement substantially in the form set forth in Exhibit D hereto (the "Lease Agreement") pursuant to which Seller shall lease approximately 30,000 square feet of office space and 23,000 square feet of storage space from Purchaser;

(j)	Purchaser and Seller shall have entered into that certain GHC
Transitional Services Agreement substantially in the form set forth in Exhibit E hereto (the "GHC Services Agreement") and that certain Acquisition Company Transitional Services Agreement substantially in the form set forth in Exhibit F hereto (the "Acquisition Company Services Agreement");

(k)	Purchaser and The United Steelworkers of America Amalgamated Local
7441-Unit 3 (the "Union") shall have entered into an agreement dated as of the Closing Date pursuant to which the Union shall adopt, and agree to the terms of, the existing Labor Agreement dated as of March 11, 1996 between the Union and the Seller;

(l)	Purchaser shall have obtained financing for the transaction in amounts and on terms satisfactory to Purchaser in its sole discretion;

(m)	Purchaser shall have received a check payable to Purchaser from
Seller which shall represent an estimate of the accrued vacation for the Seller's employees primarily related to the Business who will be terminated as of the Closing Date (the "Accrued Payment"); and

(n)	Purchaser shall have received all Schedules to this Agreement which shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 7

CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

7.1	The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)	the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(b)	Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)	Seller shall have received from Purchaser's counsel, Vedder,
Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

(d)	Purchaser and Seller shall have entered into the Lease Agreement;

(e)	Purchaser and Seller shall have entered into the GHC Services
Agreement and the Acquisition Company Services Agreement; and

(f)	all proceedings to be taken by Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller.

ARTICLE 8

CLOSING TRANSACTIONS

8.1	The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz in Chicago, Illinois at 10:00 a.m. local time on March 31, 1998, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

8.2	Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in
Section 8.3.

8.3	Closing Documents.

(a)	Seller shall deliver to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

(i)	an officer's certificate substantially in the form set forth in Exhibit H attached hereto, stating that the preconditions specified in Section 6.1 (a) through (h), and (n), have been satisfied;

(ii)	copies of all necessary third party and governmental
consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

(iii)	such stamped special warranty deeds, instruments of sale,
transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

(iv)	certified copies of the resolutions duly adopted by the
Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

(v)	all of Seller's contracts and commitments, files, books,
records and other data relating to the Business and the Purchased
Assets;

(vi)	copies of good standing certificates in all jurisdictions
where the Seller is qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Seller to be so qualified;

(vii)	a certificate of the Secretary of the Seller, certifying as
to the correctness and completeness of the Articles of Incorporation and Bylaws of the Seller, and all amendments thereto;

(viii)the Lease Agreement;

(ix)	the GHC Services Agreement;

(x)	the Acquisition Company Services Agreement; and

(xi)	such other documents or instruments as Purchaser or the
Title Insurer may reasonably request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

(b)	Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

(i)	the amount of the Purchase Price payable at Closing as
provided in Section 2.2;

(ii)	the Promissory Note;

(iii)	an officer's certificate substantially in the form set forth as Exhibit I attached hereto, stating that the preconditions specified in Section 7.1 (a), (b), (d), (e) and (f) have been satisfied;

(iv)	copies of all necessary third party and governmental
consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement; and

(v)	the Lease Agreement;

(vi)	the GHC Services Agreement;

(vii)	the Acquisition Company Services Agreement; and

		(viii)	such other documents or instruments as Seller
reasonably may request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

8.4	Possession. Simultaneously with the Closing, Seller shall take such reasonable steps as may be requisite to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

8.5	Nonassignable Contracts. To the extent that the assignment hereunder by
Seller to Purchaser of the Contracts or any other rights is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller shall advise Purchaser promptly in writing with respect to any Contract which it knows, or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract, including reasonable enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by Seller. (a) Seller agrees to and shall indemnify in full Purchaser and its officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations or breach of any of the warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement or any of the Related Documents, (iii) any claims, losses, costs or expenses related to any products of Seller sold on or prior to the Closing Date (other than warranties, charge backs or customer adjustments which are Excluded Liabilities as provided for in Section 1.4 hereof), (iv) any Excluded Liabilities, other than any liabilities relating to environmental matters which shall be subject to
Section 9.1(b) below, (v) any claims, losses, costs or related expenses (including the reasonable attorneys' fees) resulting from or arising from the rights of any creditors of Seller pursuant to any bulk sales laws which may apply as a result of the sale of the Purchased Assets to Purchaser, or (vi) any claim, liability or contingent liability arising out of the operations of the Seller prior to the Closing Date disclosed on any schedule hereto, including, but not limited to, any amounts owed with respect to litigation, employment disputes or severance obligations (collectively, "Purchaser Losses"). Notwithstanding the foregoing, the parties agree that Seller shall not have any liability to Purchaser as a result of the breach of any representation or warranty to the extent that Purchaser knew the representation or warranty was untrue or incorrect prior to the Closing Date.

(b)	Notwithstanding the foregoing, any indemnification by Seller with respect to any misrepresentation or breach of any of the warranties of Seller contained in Section 3.19 of this Agreement shall be enforceable only with respect to any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) incurred by Purchaser as a result of Purchaser being ordered or requested, either by an agency, branch, division or department of the State of Indiana, the United States, or any local or municipal government entity, to investigate, clean-up, remove, remediate, reduce or secure Hazardous Substances on, under, released from, removed from or disposed of with respect to the Terre Haute Real Estate or pay any damages in connection therewith, including where such order or request arises from or is related to a condition or conditions on, under or in relation to the Terre Haute Real Estate discovered by or on behalf of Purchaser, or brought to Purchaser's attention, other than solely as a result of any voluntary or independent investigation by Purchaser where no law or regulation requires such investigation or no perceived threat or actual threat of imminent harm gave rise thereto, and which condition or conditions are required by law to be reported by Purchaser to any agency, branch, division or department of the State of Indiana, the United States, or any local or municipal government entity pursuant to Environmental Laws ("Government Order"), and Seller shall not be required to indemnify Purchaser for any expenditures for any remediation or clean-up or partial remediation or clean-up conducted other than pursuant to a Government Order, and provided further, that any such remediation or clean-up or partial remediation or clean-up for which Purchaser is entitled to be indemnified hereunder shall be conducted in a manner consistent with any such Governmental Order or requirement. Purchaser shall give Seller written notice of receipt of any Government Order, or any written threat or proposal to issue a Government Order as soon as practicable but in any event within thirty (30) days of Purchaser's receipt of such Government Order or threat or proposal for such Government Order. Seller's obligation to indemnify Purchaser under this Section 9.1 with respect to any misrepresentation or breach of any of the warranties of Seller contained in
Section 3.19 of this Agreement shall terminate and be unenforceable from and after the fifth anniversary of the Closing.

9.2	Indemnification by Purchaser. Purchaser agrees to indemnify in full
Seller (the "Seller Indemnified Parties") and hold it harmless against any Losses which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement or in any of the Related Documents; (ii) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents; or (iii) the Assumed Liabilities (collectively, "Seller Losses"). The parties agree that Purchaser shall not have any liability to Seller as a result of the breach of any representation or warranty to the extent that Seller knew the representation or warranty was untrue or incorrect prior to the Closing Date.

9.3	Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

(a)	In the event that any of the Indemnified Parties is made a
defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

(b)	In the event any Indemnified Party should have a claim against any
Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such presidents or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

9.4	Limitation on Indemnities. Any provision of this Agreement to the contrary notwithstanding, no Claim for indemnification by any Party against another Party shall be valid and assertible unless and until the aggregate amount of all Claims exceeds Thirty Thousand Dollars ($30,000) (the "Basket Amount"), and then only for the amount by which such claims for indemnity or damages exceed the Basket Amount; provided, however, that any provision of this Agreement to the contrary notwithstanding, the dollar limitations set forth in this Section 9.4 shall not apply to any Claim relating to Seller's obligations with respect to Taxes or with respect to any Purchase Price Adjustment provided for in Section 2.2 hereof. The obligations of Seller to indemnify Purchaser under this Agreement shall not exceed $6,200,000.

9.5	Adjustment for Insurance and Taxes. The amount which an Indemnifying
Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Article 9 shall be adjusted (a) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party reduction of the related Losses and (b) to take account of any tax benefit realized as a result of any Losses. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of any Losses and shall subsequently receive insurance proceeds in respect of such Losses, or realize any tax benefit as a result of such Losses, then the Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if lesser, the amount of the Indemnity Payment.

9.6	Seller's Agreement to Close Frit Lagoon under RCRA. In addition to and without limiting its obligations under Section 9.3 of this Agreement, Seller agrees at its sole cost and expense to undertake any and all closure activities required by IDEM, EPA, or any other governmental agency or body with jurisdiction sufficient or required to obtain a closure letter or certificate, no further action letter, or equivalent indication that the relevant government authority presently intends not to require further remedial activity, with respect to RCRA closure of the frit lagoon and associated groundwater or other associated contamination described in part on page 12 of the Keramida Report as set forth on the Environmental Matters Schedule. Purchaser agrees to provide Seller and its contractors and consultants reasonable access to the Terre Haute Real Estate for the purpose of Seller conducting its activities under this Section 9.6. Seller agrees to conduct its activities under this Section 9.6 in a manner that (a) minimizes interference with Purchaser's use and operation of the Purchased Assets and
(b) complies with applicable Environmental Laws; Seller otherwise shall conduct its activities under this Section under Seller's sole direction and control.

9.7	Seller's Responsibility for Asbestos. In addition to and without limiting its obligations under Section 9.3 of this Agreement, Seller agrees at its sole cost and expense to maintain the existing asbestos remediation program (the "Asbestos Program") which shall include removal, replacement and repair of existing asbestos located on the Terre Haute Real Estate. The parties agree that the Seller's financial responsibility for the Asbestos Program shall not exceed $5,000 per year for a period of four (4) years beginning as of the Closing Date.

ARTICLE 10

TERMINATION

10.1	Termination. This Agreement may be terminated at any time prior to the
Closing:

(a)	by mutual written consent of Purchaser and Seller;

(b)	by either Purchaser or Seller if there has been a material
misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party);

(c)	by either Purchaser or Seller if the transactions contemplated hereby have not been consummated by April 15, 1998; provided, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby; or

(d)	by either Purchaser or Seller in the event that any final court order or decree enjoins the consummation of the transaction contemplated hereunder.

10.2	Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7.

10.3	Effect of Closing. Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 6 or 7 unless such waiver is made in writing.

ARTICLE 11

ADDITIONAL AGREEMENTS

11.1	Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of three (3) years and shall not be affected by any examination made for or on behalf of Purchaser or Seller, the knowledge of any of Purchaser's or Seller's officers, directors, shareholders, employees or agents, or the acceptance by Purchaser or Seller of any certificate or opinion; provided, however, that the representations, warranties, covenants and agreements made with respect to Sections 3.6, 3.8 and 3.15 hereof shall survive until the applicable statute of limitations has expired and the representations, warranties, covenants and agreements made with respect to Section 3.19 hereof shall survive for a period of five (5) years from the date hereof.

11.2	Mutual Assistance. Subsequent to the Closing, Seller on the one hand and
Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

11.3	Press Release and Announcements. No press release related to this
Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchaser and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

11.4	Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

11.5	Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Purchased Assets.

11.6	Transition Assistance. From the date hereof and until five (5) years after the Closing, Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

11.7	Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all non-public information and materials received by it, and Purchaser shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession.

11.8	Non-Compete; Non-Solicitation.

(a) Although it is understood among the parties that Seller desires to no longer engage in business operations similar to that of the Business, as an additional inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller and each officer and director of the Seller agrees that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), Seller shall not in the United States or in any foreign country in which Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, manages, controls or engages in the business of manufacturing, selling or distributing porcelain on steel products or products that perform a similar function at similar price points to products of the Business; provided, however, Seller may (i) manufacture, sell or distribute porcelain on steel tea kettles; (ii) sell porcelain on steel products or products that perform a similar function at similar price points to products of the Business through the Seller's own retail stores located at outlet malls throughout the United States; or (iii) inventory not purchased by Purchaser.

(b)	Seller agrees that for a period of two (2) years after the
Closing, it shall not directly or indirectly offer employment to or hire any current or future employee or sales agent of the Business without the prior written consent of Purchaser.

(c)	Purchaser agrees that for a period of two (2) years after the
Closing, it shall not directly or indirectly offer employment to or hire any current employee or sales agent of the Seller, who does not work in or provide services for or related to the Business without the prior written consent of Seller.

(d)	If, at the time of enforcement of this Section 11.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

(e)	Seller recognizes and affirms that in the event of breach of it of any of the provisions of this Section 11.8 money damages would be inadequate and neither Purchaser nor Seller would have any adequate remedy at law. Accordingly, Seller and Purchaser agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 11.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section
11.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller of any of the provisions of this Section 11.8, the running of the Non-Competition Period, but not of Seller's obligations under this Section 11.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

11.9	Specific Performance. Seller acknowledges that the Business and the
Purchased Assets are unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

11.10	Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Seller or the officers and directors of the Seller, at any time after the Closing Date shall be immediately turned over to Purchaser by such parties. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchaser.

11.11	Reasonable Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchaser each agrees to use all reasonable efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

11.12	Employees and Agents of Seller. Purchaser is under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, Purchaser may, but shall not be required to, offer employment to such persons currently employed by Seller as Purchaser in its sole discretion shall determine. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Except for as described on Schedule 11.12 hereto, it is expressly agreed that Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchaser from accepting such employment or agency relationship with Purchaser.

11.13	Transition Period License. To the extent any of Seller's trade names
(not transferred to Purchaser pursuant to this Agreement) appear on any document, product or other materials used in the operation of the Business, including, without limitation, inventories, sales material, invoices and letterhead in existence on the Closing Date, Seller hereby grants to Purchaser royalty-free licenses to use such trade names on such documents, products or other materials for a reasonable term to allow an orderly transition of registered products and customers, not to exceed twelve (12) months.

11.14	Access to Records. Subsequent to Closing, Seller shall maintain in its possession and in tact all records not delivered to Purchaser pursuant hereto and relating to the Business at or prior to the Closing for a period of five
(5) years. After the Closing and during such five (5) year period, Purchaser shall have reasonable access during normal business hours to all such records as Purchaser sees fit. Seller may, at its option, during such five (5) period, deliver any such records to Purchaser.

ARTICLE 12

MISCELLANEOUS

12.1	Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

12.2	Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller

General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana  47804
Attention:  Paul Saxton
Chairman and CEO
Phone:	(812) 232-1000
Fax:		(812) 232-7016

with a copy to:

General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana  47804
Attention:  Raymond J. Kulla
General Counsel
Phone:	(812) 232-1000
Fax:		(812) 232-7016

Notices to Purchaser

D.R. Ryan, Jr.
21435 Prestwick
Barrington, Illinois  60010
Phone:	(847) 304-1335
Fax:		(847) 304-1337

with a copy to:

Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois   60601
Attention:  Lane R. Moyer, Esq.
Phone:	(312) 609-7586
Fax:		(312) 609-5005

12.3	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller shall be assignable by Seller without the prior written consent of Purchaser. Purchaser may assign this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future.

12.4	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

12.5	No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

12.6	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

12.7	Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

12.8	Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.9	Counterparts. This Agreement may be executed in one or more
counterparts, all of which taken together shall constitute one and the same instrument.

12.10	Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.11	Remedies Cumulative. Except as set forth in Section 9.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

12.12	Best Knowledge of Seller. The term "best knowledge of Seller" means the actual knowledge, without independent investigation, of the directors, officers and salaried employees of Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


COLUMBIAN HOME PRODUCTS, LLC

By:	D.R. Ryan, Jr.
Its:	President

GENERAL HOUSEWARES CORP.

By:	Raymond J. Kulla
Its:	Vice President

EXHIBIT 2B
LEASE
between
COLUMBIAN HOME PRODUCTS, L.L.C.,
as Landlord
and
GENERAL HOUSEWARES CORP.,
as Tenant
1536 Beech Street
Terre Haute, Indiana
Dated as of March 31, 1998

LEASE

This Lease ("Lease") is made and entered into as of this 31st day of March, 1998, by and between COLUMBIAN HOME PRODUCTS, L.L.C., an Illinois limited liability company ("Landlord", and sometimes referred to herein as "Columbian"), and GENERAL HOUSEWARES CORP., a Delaware corporation ("Tenant", and sometimes referred to herein as "General Housewares"). Landlord and Tenant mutually covenant and agree as follows:

W I T N E S S E T H

WHEREAS, pursuant to that certain Asset Purchase Agreement dated March 31, 1998 (the Asset Purchase Agreement), Landlord acquired from Tenant substantially all of the assets and properties of Tenant related to Tenant's business of manufacturing, distributing and selling Porcelain on Steel Cookware including, but not limited to, that certain real property more particularly described on Exhibit A attached hereto and made a part hereof (the "Premises");

WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord approximately 25,597 square feet of front office space and approximately 22,852 square feet of warehouse space in the building commonly known as 1536 Beech Street, Terre Haute, Indiana (the "Building"), as depicted on the plan attached hereto at Exhibit B and made a part hereof, together with all rights, privileges and appurtenances thereto (collectively, the "Demised Premises");

WHEREAS, as of the date hereof and in connection with this Lease, Landlord and Tenant have entered into that certain GHC Transitional Services Agreement (the "Services Agreement") pursuant to which Landlord shall pay to Tenant certain amounts for the performance of certain services as set forth in the Services Agreement, which payments shall be made to Tenant quarterly as set forth in the Services Agreement Payment Schedule attached hereto as Schedule I; and

WHEREAS, as of the date hereof and in connection with this Lease, Landlord has made that certain Promissory Note in the principal amount of $1.3 Million payable to the order of Tenant (the "Promissory Note"), which payments shall be made annually as set forth in the Note Payment Schedule attached hereto as
Schedule II.

ARTICLE I
GRANT

1.01 Landlord, for and in consideration of the rents herein reserved and the covenants and agreements herein contained which are to be performed by Tenant, hereby leases to Tenant, and Tenant hereby leases from Landlord the Demised Premises.

1.02 Tenant is hereby granted (i) the exclusive right to use, during the term of this Lease the parking area designated on Exhibit C attached hereto (the "Parking Area") to provide parking for Tenant and its employees, agents, customers, licensees, invitees and/or guests subject to and in accordance with
Article XVI hereof, and (ii) the non-exclusive right to use any sidewalks, walkways, driveways and/or private roads located on the Premises which provide access to the Demised Premises.

1.03 "Tenant's Proportionate Share" shall mean the Demised Premises' allocable share of the Taxes (as hereinafter defined) as reflected on Tenants books and records for 1997.

ARTICLE II
TERM

2.01 The term of the Lease shall commence on April 1, 1998 (the "Commencement Date") and terminate on March 31, 2005 (the "Termination Date"), unless sooner terminated or extended as hereinafter provided.

2.02 From and after April 1, 2003, Landlord or Tenant may contact the other concerning the possible extension of the term of this Lease. Nothing herein shall obligate Landlord or Tenant to enter into an extension of the term of this Lease.

2.03 So long as Tenant is not in default beyond the applicable notice and cure periods under the covenants and agreements of this Lease, Tenant's quiet and peaceable enjoyment of the Demised Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

ARTICLE III
RENT

3.01 Tenant shall pay to Landlord as base rent ("Rent") the following sums:

(a) for the period beginning on the Commencement Date and ending on March 31, 1999, Rent shall be calculated at a rate of $5.17 per square foot for the front office space and $2.00 per square foot for the warehouse space for a total of $186,487.50, payable in quarterly installments of $15,540.63 each;

(b) for the period beginning April 1, 1999 and ending on March 31, 2005, Rent shall be calculated at a rate of $9.64 per square foot for the front office space and $2.00 per square foot for the warehouse space for a total of $292,464.88, payable annually;

(c) notwithstanding the foregoing, in no event shall Rent exceed (i) for the period beginning on the Commencement Date and ending on March 31, 1999, the amounts actually paid by Columbian to General Housewares pursuant to the Services Agreement and (ii) for the period beginning April 1, 1999 and ending on March 31, 2005, the amounts actually paid by Columbian to General Housewares pursuant to the Promissory Note. To the extent the obligations of Columbian under the Services Agreement or the Promissory Note are restructured, cancelled, modified, rejected, discharged or otherwise altered for any reason whatsoever including, but not limited to, a bankruptcy by Columbian, the obligation of General Housewares to pay Rent under this Lease shall be restructured, cancelled, modified, rejected, discharged or otherwise altered in like manner, but in no event shall such restructuring, cancellation, modification, rejection, discharge or alteration terminate or otherwise modify the terms and conditions of this Lease or otherwise affect any rights of General Housewares under this Lease.

3.02 The first quarterly installment, or a prorated portion thereof in the event the Commencement Date is not on the first day of the quarter, shall be paid to Landlord on the Commencement Date. Thereafter, (i) for the period beginning on the Commencement Date and ending on March 31, 1999, each quarterly installment shall be due and payable without notice or demand on the first day of each successive quarter and (ii) for the period beginning April 1, 1999 and ending on March 31, 2005, each annual payment of Rent shall be due and payable without notice or demand on the March 31 of each successive year. All sums due Landlord hereunder (including Rent and additional rent as herein provided) shall be paid to Landlord at 1536 Beech Street, Terre Haute, Indiana, or at such other place as Landlord may hereafter designate in writing. All sums due Landlord shall be paid without deduction, set-off, discount or abatement, except as otherwise provided herein, in lawful money of the United States.

3.03 Tenant shall also pay, as additional rent, all costs, expenses and other payments which Tenant is required to pay in connection with the Demised Premises in accordance with the applicable provisions of this Lease. All amounts payable by Tenant as additional rent shall be payable as rent, without deduction or offset (except as otherwise provided herein). If Tenant fails to pay any amounts due according to this Section 3.03, Landlord will have all of the rights and remedies available to it on account of Tenant's failure to pay Rent pursuant to Article XIX hereof.

3.04 No security deposit shall be required of Tenant.

3.05 During the first twelve (12) months of the term of this Lease, Tenant shall have the right to offset against Rent payable hereunder all amounts due Tenant pursuant to the Services Agreement as set forth on Schedule I. From and after April 1, 1999, Tenant shall have the right to offset against Rent payable hereunder any sums due and payable to Tenant by Landlord under the Promissory Note.

ARTICLE IV
CONDITION OF DEMISED PREMISES;
PURPOSE AND USE

4.01 Neither promise of the Landlord to alter, remodel or improve the Demised Premises and/or the Building nor a representation respecting the condition of the Demised Premises and/or the Building has been made by or on behalf of Landlord to Tenant except to the extent expressly set forth herein or made a part hereof.

4.02 Tenant may use and occupy the Demised Premises for the conduct of its business as follows:

(a) the office portion of the Demised Premises for general office use and retail sales; and

(b) the warehouse portion of the Demised Premises for storage purposes including, but not limited to, the storage of inventory, office supplies, sales and marketing supplies, product samples and business records.

Tenant agrees not to use or permit the use of the Demised Premises, or any part thereof, in any manner inconsistent with the uses set forth in this
Section 4.2 without the prior written consent of Landlord.

4.03 Tenant shall not use or occupy the Demised Premises, or permit the Demised Premises to be used or occupied, contrary in any material respects to any governmental statute, order, ordinance or regulation applicable thereto, or in any manner which would materially violate any certificate of occupancy affecting the same. Tenant shall not store, use, release, discharge, generate, manufacture, sell, treat, handle, transport, reuse, present, dispose of, expose or recycle on, in or under all or any portion of the Premises or the Demised Premises any hazardous substance, any highly flammable or explosive oils or fluids or any other item which would make void or voidable any insurance then in force with respect to the Premises or the Demised Premises. Tenant shall be responsible for the continuing compliance of the Demised Premises with respect to any governmental statute, order, ordinance or regulation applicable thereto during the term of this Lease.

4.04 Tenant shall not permit smoking within the Demised Premises.

4.05 Tenant shall not block or obstruct (i) any entrance or exit of the Demised Premises nor shall Tenant construct any structure which would impede passage through the Demised Premises or (ii) any electrical or mechanical equipment within the Demised Premises if blocking or obstructing such equipment would cause a violation of any governmental code or regulation or prohibit reasonable access to Landlord for servicing such equipment.

4.06 Tenant shall at all times abide by the structural floor loading limits of the Building which is 200 pounds per square foot.

ARTICLE V
TENANT'S PERSONAL PROPERTY

5.01 Landlord hereby acknowledges that Tenant has and shall retain title to all furniture, equipment, trade fixtures and all other personal property located on and/or placed on the Demised Premises by Tenant prior to or during the term of this Lease ("Tenant's Personal Property"). Tenant shall have the right to remove Tenant's Personal Property prior to the expiration of the term of this Lease or any renewal thereof, provided, however, Tenant shall repair any damage caused by or arising from such removal.

ARTICLE VI
TAXES

6.01 During the term of the Lease, Tenant shall pay to Landlord as additional rent Tenant's Proportionate Share of all real estate taxes and assessments (but not including (i) income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, unless the same shall be imposed in lieu of real estate taxes or (ii) real and personal property, taxes and assessments levied or assessed against or based on the value of any manufacturing equipment, furniture, fixtures or personal property of Landlord located on any portion of the Premises other than the Demised Premises), which are levied or assessed against the Premises (collectively, "Taxes").

6.02 Landlord shall keep or cause to be kept records of such Taxes in accordance with an appropriate system of accounts and accounting practices consistently maintained. Upon receipt of any tax bill in connection with the Demised Premises, Landlord shall promptly deliver to Tenant a statement or account setting forth the amount of Taxes due and Tenant shall pay such amount to Landlord within ten (10) days after Landlord delivers to Tenant such statement or account (the "Tax Statement") therefor.

6.03 Landlord shall keep and make available to Tenant or its representative in Landlord's office for a period of one (1) year after delivery of the Tax Statement, records in reasonable detail of Taxes for the period covered by such Tax Statement and shall permit Tenant's representative, at Tenant's cost and expense, to examine such records as may reasonably be required to verify such Tax Statement at reasonable times during business hours. Unless Tenant takes written exception to Landlord's Statement within sixty (60) days after Tenant's receipt of same, such Tax Statement shall be considered final and accepted by Tenant. In the event Tenant has overpaid its proportionate share of Taxes, Landlord shall credit any excess against Rent to be paid by Tenant in the following month or, if this Lease has expired or terminated, Landlord shall refund any excess to Tenant within thirty (30) days of Tenant's delivery of notice of such overpayment. Landlord's obligation to refund any excess shall survive the expiration or earlier termination of this Lease.

ARTICLE VII
UTILITIES AND SERVICES

7.01 Landlord shall cause the provider of electricity, water, sewer and any other utility to separately meter and bill Tenant for all such utilities used or consumed within the Demised Premises (the "Utilities"); any and all costs and expenses incurred in connection with the installation of any such meters in accordance with this Section 7.01 shall be shared by Landlord and Tenant equally. During the term of this Lease, Tenant shall pay directly to the applicable utility provider the cost of the Utilities separately metered and billed to Tenant.

7.02 Landlord shall be responsible for providing gas services to the Demised Premises and Tenant shall reimburse Landlord (such payment to be made as additional rent) any and all costs incurred by Landlord in connection with such gas services provided to the Demised Premises in accordance with this
Section 7.02, such costs to be measured by a formula mutually agreed upon by Landlord and Tenant.

7.03 In the event any utility provider cannot separately meter and bill Tenant for any Utilities provided to the Demised Premises, Landlord shall install a sub-meter to measure such Utilities; any and all costs and expenses arising in connection with the installation of any such sub-meter shall be shared by Landlord and Tenant equally. Tenant shall pay to Landlord as additional rent Tenant's portion of the Utilities which are measured by any sub-meters installed by Landlord.

7.04 In the event any Utilities cannot be metered separately and such Utilities cannot be measured by a sub-meter, Tenant shall reimburse Landlord for the cost of any and all Utilities paid by Landlord, such cost to be measured by a formula mutually agreed upon by Landlord and Tenant.

7.05 Tenant shall be responsible for obtaining or providing at its sole cost and expense:

(a) janitor service and customary cleaning services to the Demised Premises;

(b) snow plowing services for the Parking Area and the sidewalks directly in front of the Demised Premises; and

(c) landscaping and mowing services for the strip of lawn area directly in front of the Parking Area.

Upon the request of Tenant, Landlord shall obtain or provide for Tenant the services set forth in this Section 7.05(b) and 7.05(c) and Tenant shall reimburse Landlord any and all costs and expenses incurred as a result thereof, such amount to be paid by Tenant as additional rent in accordance with Section 3.03 hereof.

7.06 Landlord shall be responsible for providing the following services to the Demised Premises and/or Parking Area, sidewalks, walkways, driveways and private roads, as applicable, located on the Premises:

(a) garbage pick-up;

(b) snow plowing, landscaping and mowing services (except as provided in Section 7.05 hereof); and

(c) security services for all portions of the Premises, including the Demised Premises.

Landlord shall provide, at its sole cost and expense, the services set forth in this Section 7.06(b) and 7.06(c). Tenant shall reimburse Landlord a portion of the cost and expense incurred by Landlord in connection with the provision of the services set forth in this Section 7.06(a) to the Demised Premises, such portion of the cost to be measured by a formula mutually agreed upon by Landlord and Tenant and paid by Tenant as additional rent in accordance with
Section 3.03 hereof.

7.07 Landlord shall be responsible for providing heating, ventilation and air conditioning services (the "HVAC") to the Demised Premises. Tenant shall reimburse Landlord any and all costs incurred by Landlord for any services provided to the Demised Premises in accordance with this Section 7.07, such costs to be measured by a formula mutually agreed upon by Landlord and Tenant. Notwithstanding the contrary contained herein, Landlord shall use its best efforts to separate or cause the separation of the HVAC used or consumed in or with regard to the office portion and/or the warehouse portion of the Demised Premises such that any use of the HVAC shall be read by a separate meter or meters. In the event Tenant's use of the HVAC can be separately read by separate meter or sub-meter, Tenant shall reimburse Landlord in accordance with such reading. Any and all costs and expenses incurred in connection with the installation of a separate HVAC meter shall be shared by Landlord and Tenant equally.

7.08 Landlord shall keep or cause to be kept records of (i) Utilities which are not separately metered and billed to Tenant by the utility providers and
(ii) the services described in Section 7.05 hereof, in accordance with an appropriate system of accounts and accounting practices consistently maintained. Tenant shall reimburse Landlord within thirty (30) days after Landlord renders a statement or account therefor to Tenant. Landlord's records, accounts and accounting practices shall at all times be subject to the review and audit by Tenant or its representatives or agents. In no event shall Tenant be responsible for paying or reimbursing Landlord for any overhead, management, recordkeeping, accounting or legal fees or expenses incurred by Landlord in connection with the providing, billing or accounting of the utilities or services provided by Landlord pursuant to this Article VII.

ARTICLE VIII
INSURANCE

8.01 During the term of this Lease, Landlord shall procure and maintain insurance for the buildings, structures and improvements at any time situated upon the Demised Premises, the Parking Area and any sidewalks, walkways, driveways and/or private roads located on the Premises against loss or damage by fire, explosion, sprinkler leakage, windstorm, malicious mischief, vandalism, and all other normally insurable casualties insured by a full and complete extended coverage endorsement of not less than 100% of the full replacement value of such buildings, structures and improvements, with all proceeds of insurance to be payable to Landlord. During the term of this Lease, Landlord shall procure and maintain insurance insuring Tenant and Landlord from all claims, demands or actions for injury to or death of any person in an amount of not less than $2,000,000; for injury to or death of more than one person in any one accident to the limit of $2,000,000; and for damage to property in an amount of not less than $2,000,000 made by, or on behalf of, any person or persons, firm or corporation, arising from, related to or connected with any portion of the Premises other than the Demised Premises. The aforesaid insurance shall be in companies satisfactory to Tenant. The aforesaid insurance shall not be subject to cancellation by Landlord except after at least thirty (30) days' prior written notice to Tenant. The original insurance policies (or forms of Evidence of Insurance), together with satisfactory evidence of payment of the premiums thereon, shall upon written request be deposited with Tenant at the commencement of this Lease. If Landlord fails to obtain the aforesaid insurance in accordance with this Article VIII, Tenant may obtain such insurance for the Demised Premises in accordance with Article XX hereof.

8.02 During the term of this Lease, Tenant shall procure and maintain insurance insuring Landlord and Tenant from all claims, demands or actions for injury to or death of any person in an amount of not less than $2,000,000; for injury to or death of more than one person in any one accident to the limit of $2,000,000; and for damage to property in an amount of not less than $2,000,000 made by, or on behalf of, any person or persons, firm or corporation, arising from, related to or connected with the Demised Premises. The aforesaid insurance shall be in companies satisfactory to both Landlord and Tenant. The aforesaid insurance shall not be subject to cancellation by Tenant except after at least thirty (30) days' prior written notice to Landlord, and Landlord shall be named as an additional insured. The original insurance policies (or certificates thereof satisfactory to Landlord), together with satisfactory evidence of payment of the premiums thereon, shall upon written request be deposited with Landlord at the commencement of this Lease. If Tenant fails to obtain the aforesaid insurance in accordance with this Article VIII, Landlord may obtain such insurance for the Demised Premises in accordance with Article XX hereof.

8.03 Whenever any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Demised Premises, and such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (however, in the case of increased cost the other party shall have the right, within thirty (30) days following written notice, to pay the increased cost thereupon keeping such release and waiver in full force and effect).

ARTICLE IX
MAINTENANCE AND REPAIR

9.01 Except as otherwise provided herein, Tenant shall keep the Demised Premises in the same condition and state of repair, ordinary wear and tear excepted, as existed at the time Tenant received possession. Tenant shall, at its sole cost and expense, maintain and promptly make all necessary repairs and replacements (other than structural or roof repairs) to the Demised Premises.

9.02 Landlord shall repair and maintain in good condition and, where appropriate, replace, at Landlord's sole cost and expense, the Parking Area, sidewalks, walkways, driveways and/or private roads located on the Premises, and all structural elements of the Demised Premises including, without limitation, the roof of the Building and the air conditioning units servicing the Demised Premises; provided, however, in the event the air conditioning units including, but not limited to, the compressors must be replaced, Tenant shall reimburse Landlord one half (1/2) of any cost or expense incurred by Landlord in connection therewith, unless such replacement is caused by the negligence of Landlord or Landlord's employee, agent or hired contractor, in which case Landlord shall pay the entire cost of such replacement.

9.03 The necessity for and adequacy of maintenance and repairs to any structures and improvements pursuant to this Article IX shall be measured by the standard which is appropriate for buildings, structures and improvements of similar construction and class.

ARTICLE X
MODIFICATIONS; SIGNS

10.01 Tenant, at its sole cost and expense, may make, without Landlord's consent and with no obligation to return the Demised Premises to its original condition, any alteration, modification or rearrangement (collectively, "Modifications"), to the Demised Premises, not affecting the structural integrity of the Building or any of the major systems of the Building including, but not limited to, the electrical, heating, ventilating, air conditioning, mechanical and plumbing systems, provided such Modification is not in violation of any governmental building code or regulation.

10.02 Modifications affecting the structural integrity or major systems of the Building shall not be made by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant desires to make a structural or major systems Modification to the Demised Premises, notice of the type of structural or major systems Modification shall be delivered to Landlord at least sixty (60) days prior to the contemplated commencement of such action. Within forty-five (45) days of receipt by Landlord of the aforesaid notice from Tenant, Landlord shall by written notice to Tenant notify Tenant as to (i) whether Landlord consents to such structural or major systems Modification and (ii) if such structural or major systems Modification is consented to by Landlord, whether Landlord will require Tenant, with regard to the contemplated structural or major systems Modification, to return the Demised Premises to its original condition, less ordinary wear and tear, upon termination or expiration of the Lease. If Tenant receives timely notice from Landlord that the Demised Premises must be returned to its original condition, Tenant shall, at the termination or expiration of the Lease, return the Demised Premises, with regard to such structural or major systems Modification, to its original condition, less ordinary wear and tear. In any event, Tenant shall have the right to remove any structural or major systems Modification as it sees fit, provided Tenant returns the Demised Premises to its original condition.

10.03 Tenant, at its sole cost, may place signs on the Demised Premises, provided Tenant, at its sole cost, obtains all permits and approvals as may be necessary from any governmental bodies.

ARTICLE XI
TITLE; MECHANICS' LIENS

11.01 Tenant shall not permit or suffer to be filed or claimed against the interest of Landlord in the Demised Premises during the term of this Lease any lien or claim of any kind for services or materials furnished in connection with any Modification of the Demised Premises by Tenant, and if such lien be claimed or filed it shall be the duty of Tenant, within thirty (30) days after Tenant receives notice that a claim has been filed, or within thirty (30) days after Landlord has been given written notice of such claim and has transmitted written notice of the receipt of such claim to Tenant (whichever 30 day period expires earlier) to cause the Demised Premises to be released from such claim, either by payment or by the posting of a bond or by the payment into court of the amount necessary to relieve and release the Demised Premises from such claim or in any other manner which, as a matter of law, will result within the said period of thirty (30) days, in releasing Landlord and the title of Landlord from such claim.

ARTICLE XII
INDEMNIFICATION

12.01 Tenant agrees to protect, indemnify, defend and save Landlord and its beneficiaries, and their agents, servants or employees harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against Landlord and its agents, servants or employees by reason of
(a) any accident, injury to or death to persons or loss of or damage to property occurring on or about the Demised Premises or any part thereof or occurring in or about the Building and alleged to be due to any act or failure to act or any negligence or default under this Lease by Tenant, its contractors, agents or employees; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (c) performance of any labor or services or the furnishing of any materials or property in respect to the Demised Premises or any part thereof by or at the direction of Tenant. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant shall, at Tenant's expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel approved by Landlord. This indemnity shall not apply to any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses resulting from the actions or omissions of Landlord, its employees or agents.

12.02 Landlord agrees to protect, indemnify, defend and save Tenant and its beneficiaries, and their agents, servants or employees harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against Tenant and its agents, servants or employees by reason of (a) any accident, injury to or death to persons or loss of or damage to property occurring on or about the Demised Premises or any part thereof or occurring in or about the Building and alleged to be due to any act or failure to act or any negligence or default under this Lease by Landlord, its contractors, agents or employees; (b) any failure on the part of Landlord to perform or comply with any of the terms of this Lease; (c) performance of any labor or services or the furnishing of any materials or property in respect to the Demised Premises or any part thereof by or at the direction of Landlord. In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Landlord shall, at Landlord's expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel approved by Tenant. This indemnity shall not apply to any liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses resulting from the actions or omissions of Tenant, its employees or agents.

ARTICLE XIII
CASUALTY

13.01 In the event the Demised Premises are made untenantable by fire, accident or other casualty (in any case, a "Casualty"), Landlord shall commence to repair, reconstruct and rehabilitate the Demised Premises and all buildings and improvements located thereon immediately prior to such Casualty within thirty (30) days from the date of such Casualty and use reasonable diligence to complete such repairs, reconstruction and rehabilitation.

13.02 Notwithstanding the provisions of Section 13.01 hereof, either party may terminate this Lease given by notice not later than thirty (30) days from the date of the Casualty if the Casualty affects more than fifty percent (50%) of the front office space of the Demised Premises and:

(a) a registered architect selected by Landlord and Tenant and licensed to do business in the State of Indiana should certify that such repairs and rehabilitations cannot be completed so as to make the Demised Premises tenantable within six (6) months from the date on which such repair and rehabilitation is commenced;

(b) if such repairs and rehabilitation can be completed within six (6) months as provided in (a) above and Landlord fails to use reasonable diligence to complete the repairs and rehabilitation of the Demised Premises and all buildings and improvements located thereon within the six (6) month period after such Casualty; or

(c) the Casualty occurs within six (6) months of the Termination Date.

13.03 If neither party elects to terminate this Lease pursuant to this Article XIII, Rent and all other sums payable by Tenant under this Lease shall be equitably reduced based on the proportion by which the square footage of the useable portion of the Demised Premises is reduced due to such Casualty as compared to the square footage of the Demised Premises prior to such Casualty, such rent reduction (i) to take into consideration the difference in the rental rate for the office portion and the warehouse portion of the Demised Premises and (ii) be effective as of the date of such Casualty until such time as the repair, reconstruction or rehabilitation of the Demised Premises is substantially complete.

13.04 In the event this Lease shall terminate pursuant to Sections 13.01 or
13.02 hereof, Tenant shall have the right to collect and receive any and all insurance proceeds payable as a result of a Casualty under any insurance policy or policies procured and maintained by Tenant.

ARTICLE XIV
EMINENT DOMAIN

14.01 If all of the Demised Premises are taken by eminent domain or by conveyance in lieu thereof (in either case, a "Taking"), or if there is a Taking of more than fifty percent (50%) of the front office space of the Demised Premises and Tenant determines, in its sole discretion, that Tenant is substantially unable to use the Demised Premises for its intended purposes, this Lease shall terminate as of the date of such Taking.

14.02 In the event of a Taking of less than fifty percent (50%) of the front office space of the Demised Premises, this Lease shall continue in full force and effect and Rent shall be equitably reduced based on the proportion by which the square footage of the Demised Premises is reduced as compared to the floor area of the Demised Premises prior to such Taking, such rent reduction
(i) to take into consideration the difference in the rental rate for the office portion and the warehouse portion of the Demised Premises and (ii) be effective as of the date of the Taking.

14.03 Landlord reserves all rights to any and all awards and/or compensation for any Taking, and Tenant hereby assigns to Landlord any right Tenant may have to such award and/or compensation, and Tenant shall make no claim against Landlord or the condemning authority for such award and/or compensation, provided, however, Tenant shall have the right to claim and recover from the condemning authority for the termination of Tenant's leasehold interest, interference or interruption with Tenant's business, the Taking of Tenant's Personal Property and Tenant's moving expenses, provided any recovery by Tenant shall not reduce the award and/or compensation due Landlord in connection with such Taking.

ARTICLE XV
ASSIGNMENT AND SUBLETTING

15.01 This Lease shall not be assigned by Tenant unless Landlord shall have consented thereto in writing, which consent shall not be unreasonably withheld.

15.02 At any time and from time to time, Tenant may, without the consent of Landlord, sublet all or any portion of its interest in this Lease and the Demised Premises. In addition, notwithstanding anything to the contrary in
Section 15.01 hereof, Tenant may, without the consent of Landlord, assign all of its right, title and interest in and to this Lease and the Demised Premises to (i) an entity which purchases all or substantially all of Tenant's assets used in connection with Tenant's operations at the Demised Premises or (ii) an entity which, directly or indirectly, controls or is under the control of Tenant. Any assignment of this Lease by Tenant shall not release Tenant from its obligations under this Lease.

ARTICLE XVI
PARKING

16.01 Tenant's right to use the Parking Area shall be subject to such reasonable and non-discriminatory rules and regulations as Landlord may from time to time impose upon all parking areas located on the Premises, provided, however, such rules and regulations shall not (i) impose or create any cost or expense for the use of the Parking Area by Tenant, (ii) reduce the number of allotted parking spaces in the Parking Area, or (iii) interfere with Tenant's intended use of the Demised Premises or Parking Area.

16.02 Landlord shall be responsible for and keep the Parking Area in the same condition and state of repair, ordinary wear and tear excepted, as existed at the Commencement Date and Landlord shall, at its sole cost and expense, promptly make all necessary repairs and replacements to the Parking Area. Landlord may, at any time, temporarily close any part of the Parking Area (i) to make such repairs and replacements or (ii) to do such other acts in and to the Parking Area as in its reasonable judgment may be necessary to improve the convenience of the Parking Area, provided, however, (a) Landlord shall make such repairs or improvements at reasonable times and upon reasonable notice (except in the case of an emergency when Landlord shall endeavor to give such notice, if any, as is possible under the circumstances), (b) Landlord shall use reasonable efforts to prevent any interruption of or unreasonable interference with Tenant's use of the Parking Area, and (c) such repairs or improvements shall not result in a reduction in the number of parking spaces allotted to Tenant in the Parking Area.

ARTICLE XVII
LANDLORD'S OBLIGATIONS

17.01 It shall be an obligation of Landlord under this Lease to make all payments to Tenant which are due and payable under the Services Agreement in accordance with Schedule I. Landlord hereby acknowledges that Landlord's obligation, as set forth in this Section 17.01, shall constitute an "obligation" within the meaning of Section 365(h)(ii) of the Bankruptcy Code.

17.02 It shall be an obligation of Landlord under this Lease to make all payments to Tenant which are due and payable under the Promissory Note in accordance with Schedule II. Landlord hereby acknowledges that Landlord's obligation, as set forth in this Section 17.02, shall constitute an "obligation" within the meaning of Section 365(h)(ii) of the Bankruptcy Code.

ARTICLE XVIII
RIGHTS RESERVED TO LANDLORD

18.01 Landlord shall have the following rights, exercisable without effecting eviction, constructive or actual, or giving rise to claim for setoff or abatement of Rent, and without liability to Tenant for damage or injury to property, person or business unless such damage or injury is caused by the negligence of Landlord or its employees or agents:

(i) To install, affix and maintain any and all signs on the Premises, provided, however, Landlord shall not install, affix and/or maintain any sign on the Demised Premises or the Parking Area without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

(ii) To show the Demised Premises to prospective tenants during reasonable hours and upon oral or written prior notice to Tenant during the last twelve months of the term of this Lease.

(iii) To grant to anyone the exclusive right and privilege to conduct any business in the Building, and such exclusive right and privilege shall be binding upon Tenant, provided such exclusive right shall not operate to exclude Tenant from or otherwise interfere with or create a nuisance for Tenant in connection with its use of the Demised Premises.

(iv) To close the Building after regular working hours (which shall be Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturdays from 9:00 a.m. to 1:00 p.m.) and on Sundays and holidays subject, however, to Tenant's right to admittance under such reasonable regulations as Landlord may prescribe from time to time on all parties using the Building, including Landlord and its officers, employees and agents. Notwithstanding the provisions of this Section 18.01(iv), Tenant and its officers, employees and agents shall have twenty-four (24) hour access to the Demised Premises.

ARTICLE XIX
DEFAULT AND REMEDIES

19.01 In case any of the following events shall happen:

(a) Tenant shall at any time fail to pay Rent or any additional rent or other monetary obligation under this Lease, and any such failure continues for five
(5) days after written notice thereof to Tenant; or

(b) Tenant shall fail, whether by action or inaction, to perform or observe or be in default in any other of its covenants or agreements contained herein (besides those specified in the immediately preceding clause (a) above), and such failure shall continue for thirty (30) days after written notice thereof to Tenant specifying the default; provided, however, in the case of failure or default referred to in this clause (b) such that by its nature it cannot with due diligence and in good faith be cured within the thirty (30) days, Tenant's period of time to cure shall be extended for such period as shall be reasonably necessary to remedy the same using all due diligence and good faith, provided such period shall not exceed an additional thirty (30) days; or

(c) Tenant shall file a voluntary petition in bankruptcy or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors or Tenant is adjudicated as bankrupt or insolvent; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

(d) A court shall enter an order, judgment or decree approving a petition filed by third parties against Tenant seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days from the first date of entry thereof; or any trustee, receiver or liquidator of Tenant or of all or any substantial part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; then upon the occurrence of any of such events referred to in clauses (a), (b), (c), or (d) (an "Event of Default"), then Landlord may:

(i) terminate this Lease by giving written notice of termination to Tenant, in which event Tenant shall immediately surrender the Demised Premises to Landlord. If Tenant fails to so surrender the Demised Premises, then Landlord may without prejudice to any other remedy it has for possession of the Demised Premises or arrearages in Rent or other damages, re-enter and take possession of the Demised Premises and expel or remove Tenant and any other person occupying the Demised Premises or any part thereof, in accordance with applicable law; or

(ii) re-enter and take possession of the Demised Premises without terminating this Lease in accordance with applicable law, and relet the Demised Premises and apply the balance of rent and other sums received into the account of Tenant after payment of all reasonable expenses of Landlord including, but not limited to, repairs, changes, alterations, additions and the expenses of repossession and such reletting. In the event Landlord so re-enters and takes possession of the Demised Premises as set forth above, Landlord agrees to use reasonable efforts to relet the Demised Premises for a commercially reasonable rate at the time of such reletting. No reletting by Landlord is considered to be for Landlord's own account unless Landlord has notified Tenant in writing that this Lease has been terminated. In addition, no such reletting is to be considered an acceptance of Tenant's surrender of the Demised Premises unless Landlord so notifies Tenant in writing;

(iii) re-enter the Demised Premises without terminating the Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise, and do whatever Tenant is obligated to do under the Lease. Tenant shall pay to Landlord, upon demand, the reasonable expenses paid by Landlord in satisfying Tenant's obligations under the terms of this Lease. Any sums so expended by Landlord shall bear interest at a rate the lower of (i) the highest rate then payable in the State of Indiana or (ii) 12% per annum from the date expended until the date Landlord is repaid; or

(iv) maintain Tenant's right to possession of the Demised Premises and enforce the provisions of this Lease by a suit or suits in equity or at law for the enforcement of any other appropriate legal or equitable remedy including, but not limited to, injunctive relief, and for recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

19.02 Except to the extent that Landlord may have otherwise agreed in writing, no waiver by Landlord of any breach by Tenant of any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent breach of the same or any other covenant, agreement or obligation; nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be deemed a waiver by Landlord of its rights or remedies with respect to such breach.

19.03 The rights herein given to receive, collect, sue for or distrain any rent or rents, moneys or payments, or to enforce the terms, provisions and conditions of this Lease, or to prevent the breach or nonobservance thereof, or the exercise of any such right or of any other right or remedy hereunder or otherwise granted or arising, shall not in any way affect or impair or toll the right or power of Landlord upon the conditions and subject to the provisions in this Lease expressed to terminate Tenant's right of possession because of the occurrence of an Event of Default.

19.04 Nothing contained in this Article XIX hereof shall limit or restrict the right of Tenant or its sellers, lessors, or lenders under Article V hereof to remove Tenant's Personal Property from the Demised Premises.

19.05 Landlord shall be deemed to be in default under this Lease if Landlord shall fail, whether by action or inaction, to perform or observe or be in default in any other of its covenants or agreements contained herein, and such failure shall continue for thirty (30) days after written notice thereof to Tenant specifying the default; provided, however, in the case of failure or default referred to in this Section 19.05 such that by its nature it cannot with due diligence and in good faith be cured within the thirty (30) days, Landlord's period of time to cure shall be extended for such period as shall be reasonably necessary to remedy the same using all due diligence and good faith, provided such period shall not exceed an additional thirty (30) days.

ARTICLE XX
RIGHT TO CURE

20.01 Landlord may, but shall not be obligated to, cure any Event of Default by Tenant specifically including, but not limited to, Tenant's failure to obtain insurance, make repairs, or satisfy lien claims and, whenever Landlord so elects, all costs and expenses paid by Landlord in curing such Event of Default including, but not limited to, reasonable attorneys' fees, shall be deemed additional Rent due on the next rent date after such payment, together with interest (except in the case of said attorneys' fees) at a rate the lower of (i) the highest rate then payable in the State of Indiana or (ii) 12% per annum from the date of the advance to the date of repayment by Tenant to Landlord.

20.02 In the event Landlord shall fail to perform any of its covenants or agreements contained herein and such failure shall continue for thirty (30) days after written notice thereof to Landlord specifying the default, Tenant may, but shall not be obligated to, cure any default by Landlord specifically including, but not limited to, Landlord's failure to obtain insurance or make repairs or maintain the Demised Premises, the Parking Area or the sidewalks, walkways, driveways and/or private roads located on the Premises and, whenever Tenant so elects, all costs and expenses paid by Tenant in curing such default including, but not limited to, reasonable attorneys' fees, shall be paid by Landlord to Tenant or, at Tenant's option, credited against the next installment of Rent payable by Tenant (except in the case of said attorneys' fees) at a rate the lower of (i) the highest rate then allowed in the State of Indiana or (ii) 12% per annum from the date of the advance to the date of repayment by Landlord to Tenant within thirty (30) days of the delivery of Tenant's notice thereof together with interest.

ARTICLE XXI
SURRENDER

21.01 Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant's right to possession of the Demised Premises, Tenant will at once surrender and deliver up the Demised Premises, together with all improvements and other property thereon which are the property of Landlord, to Landlord in good condition and repair, ordinary wear and tear excepted.

21.02 Upon the termination of the Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant's right to possession of the Demised Premises, Tenant or Tenant's sellers, lessors or creditors may remove Tenant's Personal Property, provided that Tenant shall repair any injury or damage which may result from such removals.

21.03 Any holding over by Tenant of the Demised Premises after the expiration of this Lease shall not be deemed to extend the term of this Lease, but shall operate and be construed to be a tenancy from month to month upon the covenants and conditions set forth hereunder at the monthly rate of 150% of the Rent in effect during the last month of the term of this Lease payable in accordance with Article III hereof.


ARTICLE XXII
SUBORDINATION

22.01 This Lease and all rights of Tenant hereunder shall not be subject and subordinate to the lien or liens of any mortgage or mortgages now or at any time hereafter in force against the Demised Premises unless the holder of any such mortgage and Landlord shall execute and deliver to each other and Tenant, and Tenant shall execute and deliver to such holder and Landlord an instrument (a "Subordination and Nondisturbance Agreement") reasonably satisfactory to such holder and Tenant that provides in substance that, notwithstanding such subordination, this Lease and Tenant's rights hereunder shall not be terminated by reason of foreclosure of such mortgage so long as Tenant is not in default hereunder beyond any applicable cure period and Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage or other financing documents made by Landlord covering the Demised Premises, attorn to the purchaser upon such foreclosure and recognize such purchaser as the Landlord under this Lease, but only upon the request of purchaser and the delivery by purchaser of evidence that purchaser shall not disturb Tenant's rights under this Lease.

ARTICLE XXIII
ESTOPPEL CERTIFICATES

23.01 Landlord and Tenant shall as of the time of possession and thereafter within ten (10) business days of written request by the other party execute, acknowledge and deliver a written statement certifying (if true) that Tenant has accepted the Demised Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that the other party is not in default hereunder, the date to which Base Rent, additional rent and other charges have been paid in advance, if any, and such other accurate certifications as may reasonably be required by Landlord (or Landlord's mortgagee) or Tenant. It is intended that any such statement delivered pursuant to this Article XXIII may be relied upon by any prospective purchaser of the Building and Demised Premises, any mortgagee of the Building and Demised Premises, any assignee or sublessee of Tenant or any creditor of Tenant and their respective successors and assigns.

ARTICLE XXIV
PREPAYMENT

24.01 In the event (i) of the occurrence of an "Event of Default" pursuant to that certain Credit Agreement, dated as of March 31, 1998, between Harris Trust and Savings Bank, an Illinois banking corporation, and its successors or assigns (the "Bank") (the Credit Agreement or any loan agreement which replaces the Credit Agreement, collectively the "Credit Agreement"), and Landlord, which results in the Bank declaring the principal and interest due and payable under the Credit Agreement, (ii) of the exercise of any remedy by the Bank pursuant to Sections 9.2 or 9.3 of the Credit Agreement, (iii) the Bank provides notice that it will exercise any remedy pursuant to Section 9.2 of the Credit Agreement, (iv) Landlord passes a resolution or declaration that it will file bankruptcy, or (v) Landlord fails to cure an "Event of Default" pursuant the Credit Agreement within any time period provided by the Bank, Tenant shall have the right to prepay to Landlord in full all Rent due under this Lease through the Termination Date by forgiving all amounts due under the Services Agreement and/or the Promissory Note. Landlord agrees to provide notice to Tenant promptly, but in any event within two (2) days upon Landlord becoming aware of any of the events referred to in (i) through (v) above.

ARTICLE XXV
MISCELLANEOUS

25.01 None of the covenants and agreements of this Lease to be kept and performed by either party shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party. No act or acts, omission or omissions or series of acts or omissions, or waiver, acquiescence or forgiveness by either party as to any default in or failure of performance, either in whole or in part, by Landlord or Tenant, as the case may be, or any of the covenants and agreements of this Lease, shall be deemed or construed to be a waiver by the other party of the right at all times thereafter to insist upon the prompt, full and complete performance by the other party of each and all the covenants and agreements set forth in this Lease thereafter to be performed in the same manner and to the same extent as the same are herein covenanted to be performed by Landlord and Tenant.

25.02 All notices, demands and other communications which may be or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed given when delivered personally or by courier (both parties agree to acknowledge in writing the receipt of any notice delivered personally or by courier) or three (3) days after deposit in the United States registered or certified mail, postage prepaid, to the parties at the following addresses (or such other address for a party as shall be specified by like notice, provided that such notices of a change of address shall be effective only upon receipt thereof):

To Landlord:
Columbian Home Products, L.L.C.
1600 Beech Street
Terre Haute, Indiana 47804
Attention:

with a copy to:
Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois 60601
Attention: Pearl A. Zager, Esq.

To Tenant:
General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana 47804
Attention: Paul Saxton

with a copy to:
General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana 47804
Attention: Raymond J. Kulla

25.03 Tenant shall permit Landlord and its authorized agents and representatives to enter the Demised Premises at all reasonable times and upon reasonable notice to Tenant for the purpose of inspecting and, upon the occurrence of an Event of Default and after the requisite notice, making any necessary repairs and performing any other work that may be necessary by reason of Tenant's failure to make any such repairs or perform any such work therein or thereon or Tenant's failure to commence the same after reasonable written notice from Landlord, provided Landlord shall use its best efforts to minimize interference with Tenant's business. Nothing shall imply any duty on Landlord's part to do any such work, and performance thereof by Landlord shall not constitute a waiver of Tenant's default in having failed to perform the same or an assumption of liability or obligation with respect thereto. Landlord shall use its best efforts to avoid any inconvenience, annoyance, disturbance, loss of business or other damage of Tenant by reason of making such repairs or the performance of any such work, or on account of bringing materials, tools, supplies or equipment into or through the Demised Premises during the course thereof.

25.04 Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

25.05 Landlord and Tenant hereby acknowledge that this Lease, the Services Agreement and the Promissory Note are integrally related, have arisen in connection with the Asset Purchase Agreement and would not have been entered into individually apart from the Asset Purchase Agreement.

25.06 Landlord and Tenant warrant and represent that there are no real estate brokers involved and that there are no commissions due to anyone arising out of this transaction. Landlord and Tenant agree to indemnify and hold each other harmless from any and all claims of any other brokers claiming through the indemnifying party in connection with this Lease.

25.07 The captions of this Lease are for convenience only and are not to be construed as part of this Lease or as defining or limiting in any way the scope or intent of the provisions hereof.

25.08 If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

25.09 This Lease shall be construed and enforced in accordance with the laws of the State of Indiana.

25.10 All of the covenants and agreements contained in this Lease shall extend, inure to and be binding upon the successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority other than the parties hereto, their successors and assigns, any right, claim or privilege by virtue of any covenant and agreement in this Lease contained.

IN WITNESS WHEREOF, the parties have executed this Lease in duplicate the day and year first above written.

LANDLORD:

COLUMBIAN HOME PRODUCTS,
L.L.C., an Illinois limited liability company

By:	D.R. Ryan, Jr.
Its:	President

TENANT:

GENERAL HOUSEWARES CORP., a
Delaware corporation

By:	Raymond J. Kulla
Its:	Vice President

EXHIBIT A OF LEASE

(Premises)

EXHIBIT B OF LEASE

(Demised Premises)

EXHIBIT C OF LEASE

(Parking Area)

SCHEDULE I OF LEASE

Services Agreement Payment Schedule

SCHEDULE II OF LEASE

Note Payment Schedule

EXHIBIT 2C

INSTALLMENT PROMISSORY NOTE

$1,300,000.00					Dated:  March 31, 1998

FOR VALUE RECEIVED, COLUMBIAN HOME PRODUCTS, LLC, an Illinois limited liability company (the "Maker"), hereby promise to pay to the order of GENERAL HOUSEWARES CORP., a Delaware corporation or its successors and assigns ("Holder"), at the address specified in Section 7 herein, or at such other place as Holder may direct, the principal sum of One Million Three Hundred Thousand Dollars ($1,300,000.00), plus interest, as provided herein.

1.	Principal Payments, Principal Reduction and Final Maturity; Prepayment.
(a) The Maker shall pay to Holder the combined principal and interest amount of this Promissory Note in six (6) equal annual installments, each in the amount of $292,464.88 which shall be due beginning on April
1, 1999 and on April 1 of each year thereafter until April 1, 2004 at which date the final payment of principal and interest shall be due.
Interest will accrue as described in Section 2 below.

(b) Except as otherwise provided herein, all unpaid principal and accrued and unpaid interest due and payable under this Note shall in any event become due and payable, and shall be paid by Maker, on March 31, 2005.

2.	Interest. Interest on the unpaid principal balance existing from time to time shall accrue at a rate of nine percent (9%) per annum commencing on even date herewith provided that on and during the continuance of an Event of Default, the rate of interest shall be increased to 11%. Interest shall be compounded on a quarterly basis and shall be computed on the basis of a 360 day year. Interest shall be payable in arrears, net of applicable withholding taxes if required by law, and interest payments shall be due on each day that a principal payment is due pursuant to Section 1(a) above.

3.	Method of Payment. The form of payment of both principal and interest shall be paid by Maker by an offset against the amounts owed pursuant to that certain Lease dated as of March 31, 1998 between Maker and Holder (the "Lease") during the second year through the seventh year of the term of such Lease so long as the Lease is in existence.

4.	Events of Default. Each of the following constitutes an "Event of
Default" hereunder under this Note:

(a) Principal of or interest on this Note is not paid within five (5) days after the due date thereof;

(b)(i) Maker generally fails to pay, or admits in writing such Maker's inability to pay, debts as they become due; (ii) Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for such Maker or any property or assets of Maker, or makes a general assignment for the benefit of creditors, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or for a substantial part of the property or assets of Maker and is not discharged within sixty (60) days; or (iii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Maker and if such case or proceeding is not commenced by Maker it is consented to or acquiesced in by Maker or if such case or proceeding is not vacated, stayed or dismissed within sixty (60) days of such commencement;

(c) Maker, without the express written consent of Holder, (i) conveys transfers, leases or otherwise disposes of all or substantially all of the assets of Maker (whether now or hereafter acquired), whether in a single transaction or a series of transactions; or (ii) merges or consolidates with any individual, partnership, joint venture, corporation (whether or not for profit), trust, unincorporated association, or any other entity or organization and Maker is not the surviving corporation of such merger; or

(d)  The occurrence of an "Event of Default" pursuant to that certain
Credit Agreement dated as of March 31, 1998 (the "Credit Agreement") between Maker and Harris Trust and Savings Bank (the "Bank") which results in the Bank declaring the principal and interest due and payable under the Credit Agreement.

5.	Remedies Upon an Event of Default. If an Event of Default shall occur, then Holder may, at his option, exercise any one or more of the following rights and remedies:

(a) The Holder may declare the entire unpaid amount of this Note to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which the Maker expressly waives and such amount may immediately be used to prepay all amounts due under the Lease;

(b) Holder shall be entitled to all of the rights and remedies in accordance with, and as provided by, the terms of this Note; and

(c) Holder may exercise from time to time any rights and remedies available to it under all applicable laws, including, without limitation, the Uniform Commercial Code as is in effect in the State of Illinois.

In addition, Holder shall be entitled to recover from Maker all costs and expenses, including reasonable attorneys' fees and court costs, incurred in enforcing his rights hereunder. The rights and remedies of Holder stated herein are cumulative to and not exclusive of any rights or remedies otherwise available to Holder.

6.	Assignability. This Note and the rights and obligations hereunder shall not be assignable or transferable, by operation of law or otherwise without the written consent of Holder and Maker.

7.	Notices. All notices, requests, demands and other communications under this Note shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of receipt by the party to whom notice is to be given if transmitted to such party by facsimile, provided a copy is mailed as set forth below on date of transmission, or on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses (or such other addresses as are provided in writing by the parties hereto):

If to Maker:

General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana  47804
Attn:  Raymond J. Kulla
Telephone: (812) 232-1000
Telecopier:(812) 232-7016

If to the Holder, to:

Columbian Home Products, LLC
c/o D.R. Ryan, Jr.
21435 Prestwick
Barrington, Illinois  60010
Telephone: (847) 304-1335
Telecopier:(847) 304-1337

In each case with a copy to:

Lane R. Moyer
Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street, Suite 2500
Chicago, Illinois  60601
Telephone: (312) 609-7586
Telecopier:(312) 609-5005

8.	General.

(a) Governing Law. This Note shall in all respects be governed by and construed in accordance with the laws of the State of Illinois without regard to conflicts of law principles.

(b) No Waiver. Holder shall not (by act, delay, omission or otherwise) be deemed to have waived any of its rights or remedies hereunder, or any provision hereof, unless such waiver is in writing signed by Holder; and any such waiver shall be effective only to the extent specifically set forth therein; and a waiver by Holder of any right or remedy under this Note on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which Holder would otherwise have had on any future occasion.

(c) Severability. Wherever possible, each provision of this Note which has been prohibited by or held invalid under applicable law shall be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity shall not invalidate the remainder of such provision or the remaining provisions of this Note.

(d) Successors and Assigns. Wherever in this Note reference is made to the Maker or Holder, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns, legatees, heirs, executors, administrators and legal representatives, as applicable, and, in the case of Holder, any future holder of this Note, in any case as permitted by this Note. The provisions of this Note shall be binding upon and shall inure to the benefit of such successors, assigns, holders, legatees, heirs, executors, administrators and legal representatives, as applicable.

(e) Acknowledgment. The parties acknowledge that this Promissory Note and the Lease arise out of the same transaction, and it is the intent of the parties that in the event of bankruptcy of Maker, all amounts due under the Lease will offset amounts due under the Promissory Note. To the extent that the obligations under the Promissory Note are restructured, cancelled, modified, rejected, discharged or otherwise altered for any reason whatsoever, including but not limited to, a bankruptcy of Maker, the obligation of Maker to make payments under the Lease shall be restated, cancelled, modified, rejected, discharged or otherwise altered in a like manner.

IN WITNESS WHEREOF, the Maker has executed, acknowledged, sealed and delivered this Note as of the day and year first above written.

COLUMBIAN HOME PRODUCTS, LLC
an Illinois limited liability company

By:	D.R. Ryan, Jr.
Its:	President